                                 EXHIBIT 10.1




                                  MEDAR, INC.
                       AUTOMATIC INSPECTION DEVICES, INC.
                              INTEGRAL VISION LTD.

                       _________________________________

                                   $8,000,000

                      REVOLVING CREDIT AND LOAN AGREEMENT

                          DATED AS OF AUGUST 10, 1995

                       _________________________________

                                    NBD BANK

                               TABLE OF CONTENTS

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                                                                                                   PAGE
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
INTRODUCTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

ARTICLE I.  DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
         1.1     Certain Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
         1.2     Certain Rules of Construction  . . . . . . . . . . . . . . . . . . . . . . . . .   10
         1.3     Acknowledgment and Restatement of Credit . . . . . . . . . . . . . . . . . . . .   11

ARTICLE II.   THE CREDIT FACILITIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
         2.1     Revolving Loan Commitment  . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
         2.2     Termination and Reduction of the Commitment  . . . . . . . . . . . . . . . . . .   12
         2.3     Letters of Credit and VAT Guaranties . . . . . . . . . . . . . . . . . . . . . .   13
         2.4     Equipment Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
         2.5     NBD Records and Determinations . . . . . . . . . . . . . . . . . . . . . . . . .   16

ARTICLE III.   THE LOANS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
         3.1     Revolving Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
         3.2     Requests for Revolving Loans . . . . . . . . . . . . . . . . . . . . . . . . . .   16
         3.3     Conversion of Revolving Loans; Procedures  . . . . . . . . . . . . . . . . . . .   17
         3.4     Procedures at End of Loan Period . . . . . . . . . . . . . . . . . . . . . . . .   17
         3.5     Requests for Negotiated Rate Loans . . . . . . . . . . . . . . . . . . . . . . .   18
         3.6     Conditions for Initial Loans . . . . . . . . . . . . . . . . . . . . . . . . . .   19
         3.7     Further Conditions for Disbursement  . . . . . . . . . . . . . . . . . . . . . .   20

ARTICLE IV.    PAYMENTS AND PREPAYMENTS OF LOANS  . . . . . . . . . . . . . . . . . . . . . . . .   21
         4.1     Principal Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
         4.2     Interest Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
         4.3     Payment Method and Related Matters . . . . . . . . . . . . . . . . . . . . . . .   23
         4.4     No Setoff or Deduction . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
         4.5     Payment on Non-Business Day; Payment Computations  . . . . . . . . . . . . . . .   23
         4.6     Additional Costs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
         4.7     Illegality and Impossibility . . . . . . . . . . . . . . . . . . . . . . . . . .   24
         4.8     Indemnity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25

ARTICLE V.  REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
         5.1     Corporate Existence and Power  . . . . . . . . . . . . . . . . . . . . . . . . .   26
         5.2     Corporate Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
         5.3     Binding Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
         5.4     Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
         5.5     Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
         5.6     Financial Condition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
         5.7     Use of Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27





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
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         5.8     Consents, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
         5.9     Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
         5.10    Title to Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
         5.11    Compliance with Governmental Regulations . . . . . . . . . . . . . . . . .   27
         5.12    ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
         5.13    Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . .   28
         5.14    Investment Company Act . . . . . . . . . . . . . . . . . . . . . . . . . .   28
         5.15    Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29

ARTICLE VI.   COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
         6.1     Affirmative Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . .   29
         6.2     Negative Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32

ARTICLE VII.   DEFAULT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
         7.1     Events of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
         7.2     Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37

ARTICLE VIII CROSS-GUARANTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
         8.1     Guaranty . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
         8.2     Waivers and Consents . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
         8.3     Subrogation; Subordination . . . . . . . . . . . . . . . . . . . . . . . .   39

ARTICLE IX.   MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
         9.1     Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
         9.2     Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
         9.3     No Waiver By Conduct; Remedies Cumulative  . . . . . . . . . . . . . . . .   40
         9.4     Reliance on and Survival of Various Provisions . . . . . . . . . . . . . .   40
         9.5     Expenses; Indemnification  . . . . . . . . . . . . . . . . . . . . . . . .   40
         9.6     Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . . . .   41
         9.7     Participations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
         9.9     Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
         9.10    Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
         9.11    Table of Contents and Headings . . . . . . . . . . . . . . . . . . . . . .   42
         9.12    Construction of Certain Provisions . . . . . . . . . . . . . . . . . . . .   42
         9.13    Integration and Severability . . . . . . . . . . . . . . . . . . . . . . .   42
         9.14    Independence of Covenants  . . . . . . . . . . . . . . . . . . . . . . . .   42
         9.16    Interest Rate Limitation . . . . . . . . . . . . . . . . . . . . . . . . .   43
         9.17    Limitation of Liability  . . . . . . . . . . . . . . . . . . . . . . . . .   43
         9.18    WAIVER OF JURY TRIAL . . . . . . . . . . . . . . . . . . . . . . . . . . .   43

                                                                   PAGE
                                                                   ----
EXHIBITS
- --------
Exhibit 2.1               Revolving Note
Exhibit 3.2               Request for Revolving Loan
Exhibit 3.5               Request for Negotiated Rate Loan
Exhibit 3.6               Guaranty Agreement


SCHEDULES
- ---------

Schedule 5.4              Subsidiaries
Schedule 5.5              Litigation
Schedule 5.6              Financial Statements
Schedule 5.13             Environmental Matters
Schedule 6.2(c)           Existing Indebtedness
Schedule 6.2(d)           Existing Liens


                      REVOLVING CREDIT AND LOAN AGREEMENT

     THIS REVOLVING CREDIT AND LOAN AGREEMENT (this "Agreement"), dated as of August 10, 1995, is by and between MEDAR, INC., a Michigan corporation (the "Company"), AUTOMATIC INSPECTION DEVICES, INC., an Ohio corporation ("AID") and INTEGRAL VISION LTD., a corporation established under the laws of the United Kingdom ("Integral"), as borrowers, and NBD BANK, a Michigan banking corporation ("NBD"), formerly NBD Bank, N.A. The Company, AID and Integral are collectively referred to as the "Borrowers" and individually as a "Borrower."


                                  INTRODUCTION

     WHEREAS, AID and Integral are wholly owned Subsidiaries of the Company and receive substantial benefit from the Company and each other, including without limitation, accounting and administrative services, research and development, marketing and sales assistance.

     WHEREAS, NBD has provided a discretionary authorization of up to $5,000,000 to the Company and AID under the terms of a Letter Loan Agreement dated June 13, 1994 ("Existing Loan Agreement"), and has provided various other financial accommodations to the Company and its Subsidiaries, including a term loan secured by certain real estate and various equipment leases and letters of credit.

     WHEREAS, the Borrowers desire to obtain (i) a revolving credit facility in the aggregate principal amount of up to $8,000,000 (or its pound sterling equivalent), including a subfacility of up to $500,000 (or its pound sterling equivalent) for the issuance of letters of credit, performance bonds, bank guarantees or guaranties issued by NBD, in order to provide funds for the working capital and other corporate purposes of the Borrowers, and (ii) a discretionary $500,000 authorization to purchase equipment, and NBD is willing to establish such credit facilities in favor of the Borrowers on the terms and conditions herein set forth.

     Therefore, the parties agree as follows:


                            ARTICLE I.  DEFINITIONS

      1.1 Certain Definitions. In addition to the terms defined elsewhere in this Agreement, as used in this Agreement, the following terms shall have the following meanings:

     "Activated Amount" means, at any date, the amount determined pursuant to
Section 2.1(b)(i).

     "Adjusted Base Rate" means, for the applicable Base Rate Loan, the per annum rate of interest equal to the sum of (a) 2.00% per annum plus (b) the per annum rate announced by

NBD's London Branch as its Base Rate as in effect from time to time, which may not be the lowest rate charged by NBD or its London Branch to any of its customers. The Adjusted Base Rate shall change simultaneously with any change in such announced rate.

     "Adjusted Eurodollar Rate" means, for any Loan Period and the applicable Eurodollar Rate Loan, the per annum rate of interest equal to the sum of (a) 2.0% with respect to a Eurodollar Rate Loan less than the Pound Sterling equivalent of $1,000,000, or 1.75% per annum with respect to a Eurodollar Rate Loan equal to or greater than the Pound Sterling equivalent of $1,000,000 plus
(b) the per annum rate (rounded upwards, if necessary, to the nearest one-hundredth of one percent (1/100%)) determined by dividing (i) the Eurodollar Rate for such Loan Period, by (ii) an amount equal to one minus the stated maximum rate (expressed as a decimal) of all reserve requirements (including any basic, marginal, emergency, supplemental, special or other reserves) that is specified from time to time during a Loan Period by the Board of Governors of the Federal Reserve System (or any successor agency), the Bank of England or, where applicable, other relevant fiscal or monetary authorities for determining the maximum reserve requirement with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities" in Regulation D of such Board) maintained by a member bank of such System, without benefit or credit for prorations, exemptions or offsets which might otherwise be available to NBD from time to time under Regulation D.

     "Affiliate", when used with respect to any person, means any other person which, directly or indirectly, controls or is controlled by or is under common control with such person. For purposes of this definition "control" (including the correlative meanings of the terms "controlled by" and "under common control with"), with respect to any person, shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or by contract or otherwise.

     "Applicable Rate" means, with respect to Revolving Loans, the Floating Rate, the Adjusted Base Rate, the Adjusted Eurodollar Rate or the Negotiated Rate, as applicable.

     "Bank Guaranty Documents" means all documents which the London Branch may require in connection with any Guaranty Issued by NBD hereunder, together with such Guaranty Issued by NBD, either as originally executed or as they may from time to time be supplemented, modified, amended, renewed or extended.

   "Base Rate Loan" means any Revolving Loan which bears interest at or by reference to the Adjusted Base Rate.

     "Business Day" means a day other than a Saturday, Sunday or other day on which NBD is not open to the public for carrying on substantially all of its banking functions; provided, however, that, for purposes of determining the Eurodollar Rate or an applicable Loan Period, references to Business Day shall include only those days on which dealings in Dollar deposits are carried out by U.S. financing institutions in the London interbank market; and provided further that, for purposes of determining the Applicable Rate or applicable Loan Period with regard to an Obligation denominated in Pounds Sterling, references to Business Day shall include only those days on which the London Branch is open to the public for carrying on substantially all of its banking functions.

     "Capital Expenditures" means, for any period, the additions to property, plant and equipment and other capital expenditures of the Borrowers and the Guarantor for such period, as the same are or should be set forth on the Combined financial statements of the Company and its Subsidiaries in accordance with GAAP.

     "Capital Lease" of any person means any lease which, in accordance with GAAP, is or should be capitalized on the books of such person.

     "Cash Equivalents" means, as to any person, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than 12 months from the date of acquisition, (b) time deposits and certificates of deposit of any commercial bank with a longterm unsecured debt rating of at least A or its equivalent from Standard & Poor's Rating Group or at least A-2 or its equivalent from Moody's Investors Service, Inc. with maturities of not more than six months from the date of acquisition by such person, (c) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (b) above, (d) commercial paper issued by any person incorporated in the United States, which commercial paper is rated at least A1 or the equivalent thereof by Standard & Poor's Ratings Group or at least P1 or the equivalent thereof by Moody's Investors Service, Inc. or at least F1 or the equivalent thereof by Fitch Investor Services, Inc. and in each case maturing not more than 180 days after the date of issuance by such person, and (e) investments in money market funds substantially all the assets of which are comprised of securities of the types described in clauses (a) through (d) above.

     "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations thereunder.

     "Combined" or "combined" means, when used with reference to any financial term in this Agreement, the aggregate for the Company, AID, Integral and the Guarantor of the amounts signified by such term for all such persons determined on a combined basis in accordance with GAAP.

     "Commitment" means the commitment of NBD to make Revolving Loans pursuant to Section 2.1 in the initial amount of $8,000,000, as such amount may be reduced from time to time pursuant to Section 2.2.

     "Contingent Liabilities" of any person means, as of any date, all obligations of such person or of others for which such person is contingently liable, as obligor, guarantor, surety or in any other capacity, or in respect of which obligations such person assures a creditor against loss or agrees to take any action to prevent any such loss (other than endorsements of negotiable instruments for collection in the ordinary course of business), including all reimbursement obligations of such person in respect of any letters of credit, surety bonds or similar obligations and all obligations of such person to advance funds to, or to purchase assets, property or services from, any other person in order to maintain the financial condition of such other person.

     "Debt to Worth Ratio" means the relationship, expressed as a numerical ratio, which Total Debt bears to Tangible Net Worth.

     "Default" means any of the events or conditions described in Section 7.1 which might become an Event of Default with notice or lapse of time or both.

     "Default Rate" means the rate per annum which is two percent (2%) per annum in excess of the Applicable Rate.

     "Dollars" and "$" means the lawful money of the United States of America.

     "Environmental Laws" means any and all Governmental Regulations concerning the protection of, or regulating the discharge of substances into, the environment, including the Governmental Regulations specified in the definition of Hazardous Materials.

     "Effective Date" means the effective date specified in the final paragraph of this Agreement.

     "Equipment Loans" means the loan, lease or conditional sales contract funded or otherwise guarantied by NBD Section 2.4.

     "Equipment Loans Documents" means any and all documents which NBD may require in connection with any Equipment Loan, as originally executed or as they may from time to time be supplemented, modified, amended, renewed or extended.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations thereunder.

     "ERISA Affiliate" means, with respect to any person, any trade or business (whether or not incorporated) which, together with such person or any Subsidiary of such person, would be treated as a single employer under Section 414 of the Code.

     "Eurodollar Rate" means, for any Eurodollar Rate Loan and the related Loan Period, the per annum rate of interest quoted by NBD as the rate at which deposits in Pounds Sterling for the applicable Loan Period commencing on the first day of such Loan Period (a "Rate Setting Date") and in an aggregate amount comparable to the principal amount of such Eurodollar Rate Loan, were being offered by first class banks in the London interbank market, at approximately 11:00 a.m., London time, on the Rate Setting Date.

     "Eurodollar Rate Loan" means any Revolving Loan which bears interest at or by reference to the Adjusted Eurodollar Rate.

     "Event of Default" means any of the events or conditions described in
Section 7.1.

     "Fixed Rate Loan" means any Eurodollar Rate Loan or Negotiated Rate Loan.

     "Floating Rate" means the per annum rate equal to the Prime Rate in effect from time to time.

     "Floating Rate Loan" means any Revolving Loan which bears interest at or by reference to the Floating Rate.

     "Funding Date" means any Business Day designated by the Company as a day on which (a) a Revolving Loan is to be made, (b) a Floating Rate Loan or Base Rate Loan is to be converted to a Fixed Rate Loan, or (c) a Loan Period is to be renewed or extended, each in accordance with the terms and conditions of this Agreement.

     "GAAP" means generally accepted accounting principles applied on a basis consistent with those reflected in the financial statements listed in Schedule 5.6.

     "Governmental Regulations" means any and all laws, statutes, ordinances, rules, regulations, judgments, writs, injunctions, decrees, orders, awards and standards, or any similar requirement, of the government of the United States, the government of the United Kingdom or any foreign government or any state, province, municipality or other political subdivision thereof or therein or any court, agency, instrumentality, regulatory authority or commission of any of the foregoing.

     "Guarantor" means Medar Canada, Ltd., a Canadian corporation, and any other subsidiary of the Company which may from time to time execute a guaranty of the Obligations.

     "Guaranty Agreement" means the Guaranty Agreement to be executed and delivered by the Guarantor to NBD pursuant to Section 3.6(e).

     "Guaranty Issued by NBD" means any performance bond, bank guaranty or a guaranty of payment of any value added tax issued by NBD through its London Branch pursuant to Section 2.3 on behalf of any Borrower, and any amendment, restatement, replacement, extension of renewal thereof.

     "Hazardous Materials" means asbestos-containing materials, mono- or polychlorinated biphenyls, urea formaldehyde products, radon, radioactive materials and any "hazardous substance", "hazardous waste", "pollutant", "toxic pollutant", "oil" or "contaminant" as used in, or defined pursuant to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 USC Section Section 9601 et seq., and 40 CFR Section Section
302.1 et seq.; the Federal Clean Air Act, as amended, 42 USC Section Section 7401 et seq., and regulations thereunder; the Resource Conservation and Recovery Act, 42 USC Section Section 6901 et seq., as amended, and regulations thereunder; the Federal Water Pollution Control Act, 33 USC Section Section 1251 et seq., as amended, and regulations thereunder; 40 CFR Section Section
116.1 et seq. and Section Section 129.1 et seq.; and any other substance, waste, pollutant, contaminant or material, including petroleum products and derivatives, the use, transport, disposal, storage, treatment, recycling, handling, release, threatened release, or emission of which is regulated or governed by any Environmental Laws.

     "Indebtedness" of any person means (a) all obligations of such person for borrowed money, (b) all obligations of such person as lessee under any Capital Lease, (c) all obligations which are secured by any Lien existing on any asset or property of such person whether or not the obligation secured thereby shall have been assumed by such person, (d) the unpaid purchase price for goods, property or services acquired by such person, except for trade accounts payable arising in the ordinary course of business that are not past due, (e) all obligations of such person to purchase goods, property or services where payment therefor is required regardless of whether delivery of such goods or property or the performance of such services is ever made or tendered (generally referred to as "take or pay contracts"), (f) all liabilities of such person in respect of unfunded benefit liabilities (determined in accordance with Section 4001(a)(18) of ERISA) under any Plan of such person or of any ERISA Affiliate, (g) all obligations of such person in respect of any interest rate or currency swap, rate cap or other similar transaction (valued in an amount equal to the highest termination payment, if any, that would be payable by such person upon termination for any reason on the date of determination), and (h) all Contingent Liabilities of such person.

     "Investment" means (a) any transfer or delivery of cash, stock or other property or value by such Person in exchange for Indebtedness, stock or any other security of another Person; (b) any loan, advance or capital contribution to or in any other Person; (c) any guaranty, creation or assumption of any liability or obligation of any other Person; and (d) any investment in any fixed property or fixed assets other than fixed properties and fixed assets acquired and used in the ordinary course of the business of that Person.

     "L/C Documents" means the L/C and all applications and other documents which NBD may require in connection with any issuance of an L/C by NBD hereunder, as originally executed or as they may from time to time be supplemented, modified, amended renewed or extended.

     "L/Cs" means the letters of credit issued by NBD on behalf of any Borrower pursuant to Section 2.3, and any amendments, restatements, replacements, extensions or renewals thereof.

     "L/C Sublimit" means the maximum amount of L/Cs and Guaranties Issued by NBD which may be outstanding at any time, which amount shall initially be $500,000 (or its Pound Sterling equivalent), as such amount may be reduced from time to time pursuant to Section 2.2.

     "Lien" means any pledge, assignment, hypothecation, mortgage, security interest, deposit arrangement, option, conditional sale or title retaining contract, sale and leaseback transaction, financing statement filing, lessor's or lessee's interest under any lease, subordination of any claim or right, or any other type of lien, charge, encumbrance, preferential arrangement or other claim or right.

     "Loan Documents" means this Agreement, the Note, the Guaranty Agreement, the L/C Documents, the Bank Guaranty Documents, the Equipment Loan Documents and all other agreements, documents or instruments now or hereafter executed by or on behalf of any of the Borrowers or the Guarantor and delivered to NBD in connection with this Agreement.

     "Loan Period" means, (i) with respect to each Negotiated Rate Loan, the period commencing on the Funding Date for such Negotiated Rate Loan and ending 30, 60 or 90 days thereafter, as specified by the Borrowers in the related notice under Section 3.2, and (ii) with respect to each Eurodollar Rate Loan, the period commencing on the Funding Date for such Eurodollar Rate Loan and ending one month, two months or three months thereafter, as specified by the Borrowers in the related notice under Section 3.2; provided, however, that with respect to Eurodollar Rate Loans:

          (a) any Loan Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Loan Period shall end on the next preceding Business Day;

          (b) any Loan Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Loan Period) shall, subject to clause
(c) below, end on the last Business Day of a calendar month; and

          (c) any Loan Period which would otherwise end after the Termination Date shall end on the Termination Date.

     "Loans" means (i) the Revolving Loans made by NBD to the Borrower pursuant to Section 2.1, including those made by NBD through the London Branch, in each case evidenced by the Note, and (ii) the Equipment Loans made by NBD to any one or more of the Borrowers pursuant to Section 2.4.

     "London Branch" means NBD's branch office located in  London, England.

     "Material Adverse Event" means any event, occurrence or state of facts which has or could have a material adverse effect on the business, properties, assets, operations, condition (financial or otherwise) or prospects of any Borrower or any Guarantor.

     "Multiemployer Plan" means any "multiemployer plan" as defined in Section 4001(a)(3) of ERISA or Section 414(f) of the Code.

     "Negotiated Rate" means a per annum interest rate established by NBD upon request by the Borrowers for a Negotiated Rate Loan.

     "Negotiated Rate Loan" means any Revolving Loan which bears interest at a Negotiated Rate.

     "Notes" means the Revolving Note, together with any amendment, restatement, replacement or renewal thereof, and the promissory notes, leases, and conditional sale contracts given by any Borrower pursuant to the credit granted under Section 2.4, together with any amendment, restatement, replacement or renewal thereof.

     "Obligations" means the principal of and interest on the Loans, the aggregate amount of outstanding L/Cs or Guaranties Issued by NBD, and all other indebtedness, obligations and liabilities of any of the Borrowers to NBD (including the London Branch) under, arising out of or in connection with this Agreement or any other Loan Document (including indemnities, fees and expenses), whether now existing or hereafter incurred, direct or indirect, absolute or contingent, matured or unmatured, joint or several, whether for principal, interest, reimbursement obligations, fees, expenses or otherwise, and the due performance and compliance with the terms and conditions of this Agreement and the other Loan Documents by any Borrower or any Guarantor.

     "Payment Date" means the last Business Day of each month, commencing August 31, 1995.

     "PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

     "Permitted Liens" means the Liens permitted by Section 6.2(d).

     "Person" or "person" includes an individual, a corporation, an association, a partnership, a trust or estate, a joint stock company, an unincorporated organization, a joint venture, a trade or business (whether or not incorporated), a government (foreign or domestic) and any agency or political subdivision thereof, or any other entity.

     "Plan" means, with respect to any person, any pension plan (other than a Multiemployer Plan) subject to Title IV of ERISA or to the minimum funding standards of Section 412 of the Code which has been established or maintained by such person, any Subsidiary of such person or any ERISA Affiliate, or by any other person if such person, any Subsidiary of such person or any ERISA Affiliate could have liability with respect to such pension plan.

     "Pounds Sterling" and "pounds sterling" means the lawful money of the United Kingdom.

     "Prime Rate" means the prime rate of interest as announced by NBD at its principal office at Detroit, Michigan, as in effect from time to time, which rate may not be the lowest rate charged by NBD to any of its customers, which Prime Rate shall change simultaneously with any change in such announced rate.

     "Prohibited Transaction" means any transaction involving any Plan which is proscribed by Section 406 of ERISA or Section 4975 of the Code.

     "Property" means any real property in which any Borrower or any Guarantor has an interest or right of possession.

     "Purchase Money Liens" means Liens securing purchase money Indebtedness incurred in connection with the acquisition of capital assets by any Borrower or any Guarantor in the ordinary course of business; provided that (a) such Liens do not extend to or cover assets or properties other than those purchased in connection with the purchase in which such Indebtedness was incurred and (b) the obligation secured by any such Lien so created shall not exceed 100% of the cost of the property including transportation and installation costs, covered thereby.

     "Reportable Event" means a reportable event as described in Section 4043(b) of ERISA including those events as to which the 30-day notice period is waived under Part 2615 of the regulations promulgated by the PBGC under ERISA.

     "Restricted Payments" means any dividend (other than dividends payable solely in capital stock of such person) or returns of capital to any shareholder of such person, or any other distribution, payment or delivery of property or cash to any of such person's shareholder's or any redemption, retirement, purchase or other acquisition of capital stock of such person.

     "Revolving Loan" means a loan made by NBD to the Borrowers pursuant to
Section 2.1.

     "Revolving Note" means the Revolving Credit Note of the Borrowers evidencing the Revolving Loans in the form of Exhibit 2.1, together with any amendment, restatement, replacement or renewal thereof.

     "Subsidiary" of any person means any other person (whether now existing or hereafter organized or acquired) in which (other than directors' qualifying shares required by law) at least a majority of the securities or other ownership interests of each class having ordinary voting power or analogous right (other than securities or other ownership interests which at the time as of which any determination is being made, are owned, have such power or right only by reason of the happening of a contingency), beneficially and of record, by such person or by one or more of the other Subsidiaries of such person or by any combination thereof.

     "Tangible Net Worth" means the excess, if any, of the assets of the Borrowers and the Guarantor (excluding capitalized software development costs, goodwill, patents, trademarks, trade names, copyrights and other assets properly classified as intangible assets in accordance with GAAP) over the liabilities of the Borrowers and the Guarantors, determined on a combined basis in accordance with GAAP; provided, however, that, in determining Tangible Net Worth, (a) there shall be included in liabilities any and all evidences of Indebtedness of the Borrowers or any Guarantor, including notes and debentures of any Borrower or Guarantor which are subordinated indebtedness, and (b) there shall be excluded from assets any and all assets of the Borrowers and the Guarantor which are Investments in any other Person.

     "Termination Date" means the earlier to occur of (a) the second anniversary of the Effective Date, and (b) the date on which the Commitment shall be terminated pursuant to Section 2.2 or 7.2.

     "Total Debt" means the total of all liabilities of the Borrowers and the Guarantors which would appear as liabilities on a Combined balance sheet of the Borrowers and the Guarantor, determined in accordance with GAAP.

     "Type of Loan" has the meaning set forth in Section 3.1.

     "Unactivated Amount" means, at any date, the amount determined pursuant to
Section 2.1(c)(i).

     1.2  Certain Rules of Construction.  For purposes of this Agreement:

          (a) Certain References. The words "herein," "hereof" and "hereunder," and words of similar import, refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to Articles, Sections, Exhibits or Schedules, and similar references, are to Articles or Sections of, or Exhibits or Schedules to, this Agreement unless otherwise specified.

          (b) General Rules. Unless the context otherwise requires: (i) the singular includes the plural, and vice versa; (ii) all definitions and references to an agreement, instrument or document shall mean such agreement, instrument or document together with all exhibits and schedules thereto and any and all amendments, supplements or modifications thereto as the same may be in effect at the time such definition or reference is applicable for any purpose;
(iii) all references to any party shall include such party's successors and permitted assigns; (iv) the term "including" means including, without limitation; and (v) reasonable attorneys' fees shall include allocated costs of in-house counsel.

          (c) Accounting Terms. All accounting terms used herein which are not expressly defined in this Agreement shall have the meanings given to them in accordance with GAAP, all computations made pursuant to this Agreement shall be made in accordance with GAAP, and all financial statements shall be prepared in accordance with GAAP.

     1.3  Acknowledgment and Restatement of Credit.

          (a) Acknowledgment. By executing this Agreement, NBD and the Borrowers acknowledge and agree that as of August 9, 1995, the Indebtedness owed to NBD under the Existing Loan Agreement by the Borrowers is in the aggregate principal sum of $615,000 (the "Existing Indebtedness"). All borrowings on August 10, 1995 shall be deemed to be advanced under this Agreement as Floating Rate Loans. The Borrowers further acknowledge and agree that, as of the Effective Date, all Existing Indebtedness is and shall be owed to NBD without offset, deduction, counterclaim or any other defense or claim whatsoever.

          (b) Effect of Restatement. The parties acknowledge and agree that this Agreement and the other Loan Agreement amend, modify and restate the Existing Indebtedness to NBD under the Existing Loan Documents and the execution and delivery of this Agreement or any of the Loan Documents shall not constitute (i) a novation or (ii) a waiver or release of any Default or Event of Default based on any facts or events occurring or existing prior to the date hereof and unknown to NBD prior to the date hereof. Upon the Effective Date, all Existing Indebtedness shall constitute Obligations hereunder and all outstanding loans under a line of credit advanced under the Existing Loan Agreement shall be deemed Floating Rate Loans under this Agreement.


                      ARTICLE II.   THE CREDIT FACILITIES

     2.1  Revolving Loan Commitment.

           (a) Commitment. Subject to the terms and conditions of this Agreement, NBD agrees to make Revolving Loans to the Borrowers, jointly and severally, on a revolving basis from the Effective Date and before the Termination Date as the Borrowers may from time to time request from NBD; provided, however, that the aggregate principal amount of all Revolving Loans which NBD shall be committed to have outstanding hereunder, when added to the aggregate face amount of all outstanding L/Cs and Guaranties Issued by NBD, shall not at any time exceed the Activated Amount. The Revolving Loans, whether payable in Dollars or Pounds Sterling, shall be evidenced by a Revolving Note of the Company in the form of Exhibit 2.1. The Revolving Note shall be dated the Effective Date and stated to mature on the Termination Date. Interest shall accrue on the unpaid principal balance of the Revolving Loans from time to time outstanding at the Applicable Rate(s) and shall be payable in accordance with Section 4.2. Within the limits of the Activated Amount of the Commitment and subject to the other terms and conditions of this Agreement, the Revolving Loans may be borrowed, repaid and reborrowed prior to the Termination Date. Although the Revolving Note shall be expressed to be payable in the maximum amount of the Commitment, the Borrowers shall be obligated to pay only the unpaid balance of the Revolving Loans together with interest thereon and other amounts due in connection therewith as provided herein and in the Revolving Note. The proceeds of Revolving Loans shall be used by the Borrowers for working capital or other general corporate purposes.

     (b)  Tranche A.

          (i) Activated Amount. The "Activated Amount" shall be $5,000,000 on the Effective Date. The Activated Amount may be increased by an amount equal to all or a portion of the Unactivated Amount at Borrowers' option upon compliance with the conditions set forth in Section 2.1(c).

          (ii) Commitment Fee. The Borrowers agree to pay to NBD a commitment fee computed at the rate of 3/8% per annum on the average daily unused portion of the Activated Amount. The face amount of any outstanding standby L/C issued pursuant Section 2.3 will be considered an amount used for purposes of calculating such commitment fee, however, the face amount of any commercial L/C or Guaranty Issued by NBD will not be considered an amount used for purposes of calculating such commitment fee. Such commitment fee will accrue from and after the Effective Date, shall be calculated on a daily basis during the applicable period and will be due and payable quarterly in arrears, beginning on September 30, 1995, and on each December 31, March 31, June 30 and September 30 thereafter through the Termination Date, with any accrued but unpaid commitment fee due on the Termination Date.

     (c)  Tranche B.

          (i) Amount of Credit. The "Unactivated Amount" will be an amount equal to the difference between the Commitment and the Activated Amount. The Unactivated Amount may be added to the Activated Amount, in whole or in part, by Borrowers sending at least three (3) Business Days prior written notice to NBD specifying the portion of the Unactivated Amount that the Borrowers desire to activate together with payment to NBD of the Activation Fee required by
Section 2.1(c)(iii). The Unactivated Amount may be activated from time to time in increments of $1,000,000. Borrowers may not activate any portion of the Unactivated Amount unless all conditions set forth in Section 3.6 and 3.7 are met at the time of such activation and the Borrowers certify in writing all such conditions are met and, once activated, such amount cannot be deactivated.

          (ii) Commitment Fee. The Borrowers agree to pay to NBD a commitment fee computed at the rate of 1/8% per annum on the Unactivated Amount. Such commitment fee shall accrue from and after the Effective Date, shall be calculated on a daily basis during the applicable period and shall be due and payable quarterly in arrears, beginning on September 30, 1995 and on each December 31, March 31, June 30 and September 30 thereafter through the Termination Date, with any accrued but unpaid commitment fee due on the Termination Date. This commitment fee is in addition to any commitment fee due under Section 2.1(b).

          (iii) Activation Fee. The Borrower agrees to pay to NBD upon activation of any portion of the Unactivated Amount, an Activation Fee computed at the rate of one quarter of one percent (1/4%) per annum on the portion of the Unactivated Amount being activated for 90 days of a 360 day year.

     2.2 Termination and Reduction of the Commitment. The Borrowers will have the right to terminate or reduce the Commitment at any time and from time to time, in which case the Commitment will be terminated or permanently reduced by the amount so specified, as the case may be; provided, however, that (a) the Borrowers shall give notice of such termination or reduction to NBD at least five Business Days in advance thereof, specifying the amount and effective date thereof, (b) each partial reduction of the Commitment shall be in a minimum amount of $1,000,000 and in an integral multiple of $100,000, (c) no such termination or reduction shall be permitted with respect to any portion of the Commitment as to which a request for a Revolving Loan or a L/C or Guaranty Issued by NBD is then pending, (d) the entire Commitment may not be terminated if any Revolving Loans are then outstanding and may not be reduced below the sum of the principal amount of Revolving Loans then outstanding plus the aggregate amount of all then outstanding L/Cs and Guaranties Issued by NBD, and
(e) the reduction will first reduce the Unactivated Amount until it is reduced completely and then reduce the Activated Amount. The Commitment or any portion thereof so terminated or reduced pursuant to this Section 2.2 may not be reinstated.

     2.3  Letters of Credit and Guaranties Issued by NBD.

          (a) Issuance of L/Cs. Provided there is sufficient availability under the Activated Amount and if requested by the Borrowers (with no less than three Business Days prior written application in such form as requested by
NBD), NBD shall issue for the account of any Borrower standby or commercial letters of credit, upon the following conditions:

                (i) Total Amount. The total face amount of L/Cs when added to all outstanding Guaranties Issued by NBD at any time shall not exceed an amount equal to the lesser, at such time, of (A) the L/C Sublimit or (B) the Activated Amount minus the aggregate principal balance of all then outstanding Revolving Loans.

                (ii) Expiry. The expiry date of any L/C shall not exceed a maximum of 12 months from the date of issuance, provided, however, that any L/Cs outstanding on the Termination Date will be (A) secured by cash or other collateral satisfactory to NBD, or (B) replaced as of the Termination Date under conditions which cause such outstanding L/Cs to be cancelled.

                (iii) Fees. The Borrowers will be charged a $150 issuance fee for each standby L/C issued pursuant to this Section 2.3. Any outstanding standby will accrue a commission at a per annum rate of 1.00% of the face amount of such L/C, payable annually in advance at time of issuance. All commercial L/Cs will incur the usual and customary charges, to be agreed upon by the Borrowers and NBD at the time of issuance, for the issuance of commercial L/Cs.

                (iv) Documentation. The Borrowers shall execute standard documentation as requested by NBD with respect to the issuance of each L/C.

                (v) Conditions Met. On the date of issuance, all of the conditions present specified in Sections 3.6 and 3.7 have been satisfied.

          (b) Guaranties Issued by the Bank. Provided there is sufficient availability under the Activated Amount, and if requested by the Borrowers (with not less than three Business Days prior written application in such form as required by NBD), NBD through the London Branch will issue for the account of the Borrowers Guaranties Issued by NBD, upon the following conditions:

                (i) Amount. The aggregate amount of all outstanding Guaranties Issued by NBD when added to all outstanding L/Cs at any time shall not exceed an amount equal to the lesser, at such time, of (A) the L/C Sublimit or (B) the Activated Amount minus the aggregate principal balance of all then outstanding Revolving Loans.

                (ii) Expiry. The expiry date of any Guaranty Issued by NBD shall not exceed a maximum of 12 months from the date of issuance, provided, however, that any Guaranties Issued by NBD outstanding on the Termination Date will be (A) secured by cash or other collateral satisfactory to NBD, or (B) replaced as of the Termination Date under conditions which cause such outstanding Guaranties Issued by NBD to be cancelled.

                (iii) Fees. The Borrowers will pay the usual and customary charges to be agreed upon by the Borrowers and the London Branch at the time of issuance, for the issuance of each Guaranty Issued by NBD.

                (iv) Documentation. The Company shall execute such standard documentation as shall be requested by the London Branch with respect to the issuance of each Guaranty Issued by NBD.

                (v) Conditions Met. On the date of acceptance, all of the conditions precedent specified in Sections 3.6 and 3.7 shall have been satisfied.

          (c) Obligations Unconditional. The obligation of the Borrowers to pay to NBD the amount of any L/C or Guaranty Issued by NBD shall be absolute, unconditional and irrevocable and shall remain in full force and effect until all Obligations of the Borrowers shall have been satisfied, and the Obligations with respect to each L/C or Guaranty Issued by NBD shall not be affected, modified or impaired upon the happening of any event, including, without limitation, any of the following, whether or not with notice to, or the consent of, the Company:

                (i) Any lack of validity or enforceability of any L/C or Guaranty Issued by NBD or any other L/C Document or Guaranty Issued by NBD Document or to any transaction related in any way to such L/C or Guaranty Issued by NBD;

                (ii) Any amendment, modification, waiver, consent, or any substitution, exchange or release of or failure to perfect any interest in collateral or security, with respect to any of the L/C Documents or Guaranty Issued by NBD Documents;

                (iii) The existence of any claim, setoff, defense or other right which any Borrower may have at any time against any beneficiary or any transferee of any L/C or Guaranty Issued by NBD (or any persons for whom any such beneficiary or any such transferee may be acting), NBD or any other person or entity, whether in connection with any of the L/C Documents or Guaranty Issued by NBD Documents, the transactions contemplated herein or therein or any unrelated transactions;

                (iv) Any draft or other statement or document presented under any L/C or Guaranty Issued by NBD proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                (v) Payment by NBD to the beneficiary under any L/C or Guaranty Issued by NBD against presentation of documents which do not strictly comply with the terms of the L/C or Guaranty Issued by NBD, including failure of any documents to bear any reference or adequate reference to such L/C or Guaranty Issued by NBD;

                (vi) Any failure, omission, delay or lack on the part of NBD or any party to any of the L/C Documents or Guaranty Issued by NBD Documents to enforce, assert or exercise any right, power or remedy conferred upon NBD or any such party under this Agreement or any of the L/C Documents or Guaranty Issued by NBD Documents, or any other acts or omissions on the part of NBD or any such party; and

                (vii) Any other event or circumstance that would, in the absence of this clause, result in the release or discharge by operation of law or otherwise of the Borrowers from the performance or observance of any obligation, covenant or agreement contained in this Section 2.3.

          (d) Repayment. The Borrowers agree, jointly and severally, to pay to NBD, on the day on which any L/C or Guaranty Issued by NBD shall come due, the face amount of such L/C or Guaranty Issued by NBD and all expenses paid or incurred by NBD relative thereto. Unless the Borrowers shall have made such payment to NBD on such day (including by borrowing the amount thereof with the proceeds of a Fixed Rate Loan), NBD shall be deemed to have disbursed to the Borrowers and the Borrowers shall be deemed to have elected to satisfy its repayment obligation by, (i) a Floating Rate Loan in an amount equal to the amount due with respect to such L/C or (ii) a Base Rate Loan in an amount equal to the amount due with respect to such Guaranty Issued by NBD. Such Floating Rate Loan or Base Rate Loan shall be disbursed notwithstanding any failure to satisfy any conditions for disbursement of any Loan set forth in Section 3.7 and, to the extent of such Loan, the repayment obligation of the Borrowers with respect to such L/C or Guaranty Issued by NBD under this subsection shall be deemed satisfied.

     2.4  Equipment Loans.

          (a) Requests for Loans. Subject to the terms and conditions of this Agreement and at the sole discretion of NBD before the Termination Date, NBD may extend term loans to, or enter into leases or conditional sales contracts with, either the Company or AID in a total amount not to exceed $500,000 to be used for the acquisition of equipment. All requests under this
Section 2.4 must be submitted in writing to NBD, together with all information reasonably requested by NBD with respect to the equipment to be acquired.

          (b) Term. Each Equipment Loan will have a term as requested by such Borrower and agreed to by NBD not to exceed 60 months from the time such Equipment Loan is entered into by NBD.

          (c) Pricing of Term Loans. The Borrowers will pay to NBD at the time of funding any term loan, a closing fee equal to 1/4% of the principal amount of such term loan. Each term loan will bear interest at the Prime Rate or at a fixed rate to be quoted by NBD to such Borrower at the time the term loan is requested. Any fixed rate term loans will be subject to a prepayment premium.

          (d) Pricing of Leases and Conditional Sale Contracts. NBD will provide a quotation of the financial terms to the requesting Borrower at the time a lease or conditional sale contract is requested.

          (e) Collateral. NBD will be granted a Purchase Money Lien in the acquired equipment. The amount financed by NBD under this Section 2.4 will not exceed 100% of the cost of the acquired equipment including transportation and installation charges.

     2.5 NBD Records and Determinations. NBD is hereby authorized by the Borrowers to note on NBD's books and records, the date, amount and Applicable Rate of each Revolving Loan, the amount of each payment or prepayment thereon and such other information as appropriate, which books and records shall constitute prima facie evidence of the information so noted. Notwithstanding the foregoing, the failure of NBD to record, or any error in recording, any such information shall not relieve the Borrowers of their obligation to repay the outstanding principal amount of the Loans, the L/Cs, Guaranties Issued by NBD, all accrued interest thereon and other amounts payable with respect thereto in accordance with the terms of the Note, the L/C Documents, Guaranty Issued by NBD Documents and this Agreement. NBD's determinations of the Applicable Rates, the Default Rate, the fees any indemnity payment or other amounts payable under this Agreement shall be conclusive and binding absent manifest error.

                            ARTICLE III.   THE LOANS

     3.1  Revolving Loans.   Each Revolving Loan funded in Dollars may be
either a Negotiated Rate Loan or a Floating Rate Loan and each Revolving Loan Funded in Pounds Sterling may be either a Eurodollar Rate Loan or Base Rate Loan (each being herein called a "Type of Loan"), as established pursuant to Sections 3.2, 3.3 or 3.4. The principal amount of each Negotiated Rate Loan shall be at least $1,000,000 or a higher integral multiple of $100,000. The principal amount of each Eurodollar Rate Loan to be funded through the London Branch, shall be at least pounds sterling 100,000, or a higher integral multiple of pounds sterling 50,000. Except for Loans which exhaust the entire remaining amount of the Commitment, the principal amount of each Floating Rate Loan shall be at least $25,000 or a higher integral multiple of $25,000 and each Base Rate Loan shall be at least pounds sterling 25,000 or a higher integral multiple of pounds sterling 25,000.

     3.2 Requests for Revolving Loans. The Borrowers shall give NBD notice of each proposed Revolving Loan: (a) in the case of a Floating Rate Loan, not later than 3:00 p.m., Detroit time, on the proposed Funding Date of such Floating Rate Loan; (b) in the case of a Negotiated Rate Loan, not later than 3:00 p.m., Detroit time on the proposed Funding Date of such Negotiated Rate Loan; (c) in the case of a Eurodollar Rate Loan, not later than 11:00 a.m., London time, on the proposed Funding Date of such Eurodollar Rate Loan; and (d) in the case of a Base Rate Loan, not later than 12:00 noon, London time, on the proposed Funding Date of such Base Rate Loan. Each of the Borrowers hereby authorizes the Company to request loans and to otherwise give and receive notices regarding the Loans and this Agreement on each Borrower's behalf. Any notice received after the hour specified above, shall be deemed to be notice given prior to such hour, on the next succeeding Business Day. Each such request shall be effective upon receipt by NBD, shall be in writing or by telephone to be promptly confirmed in writing (in either case, to be in the form of Exhibit 3.2 for Floating Rate Loans, Base Rate Loans and Eurodollar Rate Loans, and in the form of Exhibit 3.5 for Negotiated Rate Loans), shall specify the Applicable Rate of the requested Revolving Loan, the Funding Date and amount of the Revolving Loan for each Type of Loan and, for any Eurodollar Rate Loan or Negotiated Rate Loan, the Loan Period thereof; provided that each such request relating to a Base Rate Loan or Eurodollar Rate Loan to be funded in Pounds Sterling shall be deemed effective only upon receipt by the London Branch. Subject to the terms and conditions of this Agreement, the proceeds of each Revolving Loan shall be made available to the Borrowers by depositing the proceeds thereof, in immediately available funds, in an account to be designated by the Borrowers from time to time; provided, however, that NBD shall have no obligation to make a Revolving Loan if, as a result of making such loan, the aggregate principal amount of all outstanding Revolving Loans (including the requested Revolving Loan) plus the aggregate amount of all outstanding L/Cs and Guaranties Issued by NBD would exceed the Activated Amount.

     3.3 Conversion of Revolving Loans; Procedures. So long as no Default or Event of Default exists and is continuing, the Borrowers may convert all or any part of any outstanding Floating Rate Loan into a Negotiated Rate Loan or Base Rate Loan into a Eurodollar Rate Loan, if available, by giving notice to NBD of such conversion not later than 3:00 p.m., Detroit time, or, with respect to Loans funded in Pounds Sterling, 11:00 a.m., London time, on the date of the requested conversion. Each such notice shall be effective upon receipt by NBD, shall be in writing or by telephone to be promptly confirmed in writing (in either case, to be in the form of Exhibit 3.2), shall specify the date and amount of such conversion, the total amount of Loans to be so converted and the Loan Period therefor. Each conversion of a Floating Rate Loan or a Base Rate Loan into a Fixed Rate Loan shall be on a Business Day, and in an amount as provided in Section 3.1.

     3.4  Procedures at End of Loan Period.

          (a) Automatic Conversion. Unless the Borrowers request a new Negotiated Rate Loan or Eurodollar Rate Loan in accordance with subsection (b) below or repay the applicable Loan, NBD shall automatically and without request by the Borrowers, on the last day of the applicable Loan Period, (i) convert each Negotiated Rate Loan to a Floating Rate Loan and (ii) convert each Eurodollar Rate Loan to Base Rate Loan.

          (b) Extension. So long as no Default or Event of Default exists and is continuing, and subject to the limitations set forth in Section 2.1, the Borrowers may cause all or any part of any outstanding Negotiated Rate Loan or Eurodollar Rate Loan to continue to bear interest at a Negotiated Rate or an Adjusted Eurodollar Rate, as the case may be, if available, at the end of the then-applicable Loan Period, by (i) with respect to Negotiated Rate Loans, notifying NBD in Detroit not later than 3:00 p.m., Detroit time, the first day of the new Loan Period or the last Business Day prior to the new Loan Period if it does not begin on a Business Day, and (ii) with respect to Eurodollar Rate Loans, notifying the London Branch not later than 11:00 a.m., London time, on the first day of the new Loan Period. Each such notice shall be effective upon receipt by NBD in Detroit or the London Branch, as the case may be, shall be in writing or by telephone to be promptly confirmed in writing (in either case to be in the form of Exhibit 3.2), and shall specify the first day of the applicable Loan Period, the amount of the new Fixed Rate Loans and the Loan Period therefor. Each new Loan Period for Eurodollar Rate Loans shall begin on a Business Day and the aggregate amount of the Loans bearing the new Negotiated Rate or the new Adjusted Eurodollar Rate shall be in an amount as provided in
Section 3.1

     3.5 Requests for Negotiated Rate Loans. Subject to the terms and conditions of this Agreement, the Borrowers may request from NBD, from time to time, Negotiated Rate Loans pursuant to Section 3.2. All Negotiated Rate Loans requested by the Borrowers shall be subject to the following additional terms and conditions:

                (a) NBD shall have sole and absolute discretion to determine the Negotiated Rate for a Negotiated Rate Loan.

                (b)  Negotiated Rate Loans may be funded in Dollars only.

                (c) The Borrowers may request a maturity date for each Negotiated Rate Loan of 30, 60 or 90 days from the Funding Date of such Negotiated Rate Loan and, in any event, not later than the Termination Date. The Borrowers will forward to NBD a written confirmation of any Negotiated Rate Loan substantially in the form of the attached Exhibit 3.5, including confirmation of the date, maturity and amount of, and the Negotiated Rate applicable to, such Negotiated Rate Loan.

                (d) Each Negotiated Rate Loan shall be repayable upon the stated maturity date requested by the Borrowers at the time of making such loan and shall bear interest at the Negotiated Rate established by NBD on the date of the making of such loan.

                (e) Interest on each Negotiated Rate Loan shall be payable upon the stated maturity of such Negotiated Rate Loan.

                (f) Each Negotiated Rate Loan or repayment thereof shall be in the minimum amount of $1,000,000 or a higher integral multiple of $100,000 and shall be made in immediately available funds at the principal office of NBD in Detroit, Michigan.

                (g) It is understood and agreed that any Negotiated Rate for a Negotiated Rate Loan offered under this Agreement may be below or above the Prime Rate and will not necessarily by the lowest rate charged by NBD to any of its customers.

                (h) The Borrowers' ability to request and receive Negotiated Rate Loans may be terminated by either party by written notice to the other without terminating this Agreement and in any event shall terminate on the Termination Date. In any event, no termination shall affect the rights and obligations of the parties with respect to Negotiated Rate Loans, or any other Loan, outstanding under this Agreement at the time of such termination.

     3.6 Conditions for Initial Loans. The obligation of NBD to make the first Revolving Loans or to issue the first L/C or Guaranty Issued by NBD hereunder is subject to receipt by NBD of the following documents and completion of the following matters on or prior to the Effective Date, in form and substance satisfactory to NBD:

          (a) Charter Documents. Certificates of recent date of the appropriate authority or official of the jurisdiction of incorporation of each of the Borrowers and Guarantor listing all charter documents of such Person on file in that office and certifying as to the good standing and corporate existence of the such Person, together with copies of such charter documents of the Borrowers and Guarantor certified as of a recent date by such authority or official, and certified as true and correct as of the Effective Date by a duly authorized officer of the such Person.

          (b) By-Laws and Corporate Authorizations. Copies of the by-laws of each Borrower and Guarantor together with all authorizing resolutions and evidence of other corporate action taken by the each Borrower and Guarantor to authorize the execution, delivery and performance by such Person of this Agreement and the other Loan Documents to which it is a party and the consummation by the such Person of the transactions contemplated hereby, certified as true and correct as of the Effective Date by a duly authorized officer of such Person.

          (c) Incumbency Certificate. Certificates of incumbency of the Borrowers containing, and attesting to the genuineness of, the signatures of those officers authorized to act on behalf of the Borrowers in connection with this Agreement and the other Loan Documents to which the Borrowers is a party and the consummation by the Borrowers of the transactions contemplated hereby, certified as true and correct as of the Effective Date by a duly authorized officer of such Borrower.

          (d) Note. The Note appropriately completed and duly executed on behalf of the Borrowers.

          (e) Guaranty Agreement. The Guaranty Agreement, in the form of the attached Exhibit 3.6, duly executed on behalf of the Guarantor.


          (f) Legal Opinion. The favorable written opinion of counsel for the Borrowers, with respect to each of the matters set forth in Sections 5.1, 5.2, 5.3, 5.4, 5.5, 5.8 and 5.14, and as to such other matters as NBD may reasonably request.

          (g) Termination of Security Interests. A release by Barclays Bank of its lien on the assets of Integral, or its written commitment to deliver such release.

          (h) Consents, Approvals, Etc. Copies of all governmental and nongovernmental consents, approvals, authorizations, declarations, registrations or filings, if any, required on the part of the Borrowers in connection with the execution, delivery and performance of this Agreement and the other Loan Documents or the transactions contemplated hereby or as a condition to the legality, validity or enforceability of this Agreement or the other Loan Documents, certified as true and correct and in full force and effect as of the Effective Date by a duly authorized officer of the appropriate Borrower.

          (i) Satisfaction of Legal Counsel. Satisfaction of legal counsel to NBD with all documents and instruments delivered hereunder or under any other Loan Document and all proceedings related to the consummation of the transactions contemplated by this Agreement and the other Loan Documents, and delivery to NBD and such legal counsel of copies (executed or certified as may be appropriate) of all legal documents or proceedings which NBD or such legal counsel may reasonably request in connection with the consummation of such transactions.

     3.7 Further Conditions for Disbursement. The obligation of NBD to make any Loan (including the first Revolving Loan or any extension or conversion of any Revolving Loan, other than an automatic conversion of a Negotiated Rate Loan to a Floating Rate Loan or a Eurodollar Rate Loan to a Base Rate Loan) or to issue any L/C or Guaranty Issued by NBD (including any renewal or extension of any L/C or Guaranty Issued by NBD) is further subject to the satisfaction of the following conditions precedent:

          (a) Representations True. The representations and warranties contained in Article V shall be true and correct on and as of the date such Loan is made or such L/C or Guaranty Issued by NBD is issued (both before and after such Loan is made or such L/C or Guaranty Issued by NBD is issued as if such representations and warranties were made on and as of such date.

          (b) No Default. No Default or Event of Default shall exist or shall have occurred and be continuing on the date such Loan is made or such L/C or Guaranty Issued by NBD is issued (whether before or after such Loan is made or such L/C or Guaranty Issued by NBD issued).

          (c) No Material Adverse Event. Nothing shall have occurred since the Effective Date which NBD shall determine either (i) constitutes a Material Adverse Event or (ii) has, or may have, an adverse effect on the rights or remedies of NBD under this Agreement or any other Loan Document.

          (d) Request for Loans. In the case of the making of any Revolving Loan, NBD shall have timely received the request for Revolving Loan, or in the case of an extension or conversion of any Revolving Loan the applicable notice of extension or conversion, in accordance with this Agreement, in form and substance reasonably satisfactory to NBD.

          (e) L/Cs and Guaranties Issued by NBD. In the case of the issuance of any L/Cs or Guaranties Issued by NBD, the Borrowers shall have delivered the L/C Documents or Guaranty Issued by NBD Documents, as appropriate, and any other related documentation requested by and acceptable to NBD in Detroit or the London Branch, as the case may be, appropriately completed and duly executed on behalf of the Borrowers.

          (f) Request for Equipment Loans. In the case of the making of any Equipment Loan, NBD shall have received fully executed copies of all documentation requested by and acceptable to NBD in connection with such Loan, including documents sufficient to evidence and perfect its Purchase Money Lien. The Borrowers shall be deemed to have made a representation and warranty to NBD at the time Guaranty of the making of each Loan or the issuance of each L/C or Guaranty Issued by NBD to the effect set forth in clauses (a) and (b) of this
Section 3.7. For purposes of this Section 3.7, the representations and warranties contained in Section 5.6 shall be deemed made with respect to both the financial statements referred to therein and the most recent financial statements delivered pursuant to Section 6.1(d).

                ARTICLE IV.    PAYMENTS AND PREPAYMENTS OF LOANS

     4.1  Principal Payments.

          (a) Final Payment of Loans. Unless earlier payment is required under this Agreement, the Borrowers shall pay to NBD on the Termination Date the outstanding principal amount of the Revolving Loans and provide cash collateral for, or obtain the cancellation of, all outstanding L/Cs and Guaranties Issued by NBD.

          (b) Optional Prepayment. The Company may at any time and from time to time prepay all or a portion of the Revolving Loans, without premium or penalty; provided, however, that each prepayment of a Floating Rate Loan shall be in a minimum amount of $25,000 and in an integral multiple of $25,000 and each prepayment of a Base Rate Loan shall be in a minimum amount of pounds sterling 25,000 and in integral multiple of pounds sterling 25,000; and provided further that any prepayment of a Eurodollar Rate Loan which is made on a day other than the last day of a Loan Period or, with respect to a Negotiated Rate Loan, the maturity date thereof shall be accompanied by the indemnity payment set forth in Section 4.8 below.

          (c) Mandatory Prepayment; Currency Fluctuations; Application. Notwithstanding the limitations in Section 2.1, if at any Funding Date or at any other time NBD shall notify the Borrowers in writing, the sum of the aggregate outstanding principal amount of the Revolving Loans plus the aggregate amount of all then outstanding L/Cs and Guaranties Issued by NBD computed in Dollars at NBD's exchange rate then in effect exceeds 105% of the Activated Amount, the Borrowers shall forthwith pay to NBD an amount not less than the amount of any such excess for application to the outstanding principal amount of the Revolving Loans. Each such prepayment shall be made in Dollars and/or Pounds Sterling, as appropriate, in a sufficient amount to prepay first the Floating Rate Loans and Base Rate Loans which are then outstanding until payment in full thereof or such excess is repaid. If any such prepayment prepays the Floating Rate Loans and Base Rate Loans in full, the balance of the required prepayment shall be made in Dollars and applied against any Negotiated Rate Loans which are then outstanding, and finally, if necessary, made in Pounds Sterling and applied against any Eurodollar Rate Loans then outstanding.

          (d) Application of Prepayments; Interest. Except as otherwise provided in Section 4.1(c) or 4.3(a), the Revolving Loans and Base Rate to which any prepayments are to be applied shall be selected by NBD in its sole discretion. The Company shall also pay to NBD, together with such amounts, all accrued interest to the date of payment on any Loans so prepaid and, with respect to any Fixed Rate Loan prepaid prior to the end of the applicable Loan Period or maturity date, the indemnity payment set forth in Section 4.8 below.

     4.2  Interest Payments.

          (a) Regular Payments. The Borrowers will pay interest to NBD at the Applicable Rate on the unpaid principal amount of each Revolving Loan as follows:

                (i) Floating and Base Rate Loans. Accrued and unpaid interest on Floating Rate Loans and Base Rate Loans shall be payable: (A) on each Payment Date; (B) as to any portion of a Base Rate Loan which is converted to a Eurodollar Rate Loan, on the date of such conversion; and (C) on the Termination Date.

                (ii) Fixed Rate Loans. Accrued and unpaid interest on Fixed Rate Loans shall be payable on the last day of each Loan Period.

The Borrowers will pay interest on the Equipment Loans at the rates and times set forth in the Notes related thereto.

          (b)   Interest on Overdue Amounts.  Notwithstanding the foregoing
Section 4.2(a) or Section 3.5, the Borrowers shall pay interest on demand at the Default Rate or the maximum rate permitted by law, whichever is lower, on the outstanding principal amount of any Loan and any other amount payable by the Borrowers hereunder (other than interest) which is not paid in full when due (whether upon demand, at stated maturity, by acceleration or otherwise) for the period commencing on the due date thereof until the same is paid in full. In addition to the foregoing, during the period that any other Event of Default has occurred and shall be continuing, the Borrowers shall pay on demand, at the election of NBD, interest at the Default Rate or the maximum rate permitted by law, whichever is lower, on the outstanding principal amount of all the Obligations which are outstanding during such period from and after the date of any such demand.

     4.3  Payment Method and Related Matters.

          (a) Payments by the Borrowers. All payments to be made by the Borrowers hereunder will be made in Dollars and in immediately available funds to NBD at NBD's address set forth opposite its name on the signature page of this Agreement, not later than 3:00 p.m., Detroit time, on the date on which such payment shall become due; provided that payments with respect to Loans funded through the London Branch and Guaranties Issued by NBD will be made in Pounds Sterling in immediately available funds to NBD at the London Branch not later than 12:00 noon, London time, on the date on which such payment shall become due. Payments received after the hour specified above shall be deemed to be payments made prior to such hour on the next succeeding Business Day. At the time of making each such payment, the Borrowers shall specify to NBD the obligation of the Borrowers hereunder to which such payment is to be applied, or, in the event that the Borrowers fails to so specify or if an Event of Default shall have occurred and be continuing, NBD may apply such payments as it may determine in its sole discretion.

          (b) Authorization of Payments. If the Borrowers shall not otherwise have made payment of any of the Obligations as provided in this Agreement, NBD is expressly authorized to charge any such Obligations, when due, to any of the Borrower's demand deposit accounts maintained with NBD or, if such accounts shall not control sufficient funds, to any other account maintained by any Borrower with NBD.

     4.4 No Setoff or Deduction. All payments of principal of and interest on the Loans and other Obligations shall be paid by the Borrowers without setoff or counterclaim, and free and clear of, and without deduction or withholding for, or on account of, any present or future taxes, levies, imposts, duties, fees, assessments, or other charges of whatever nature, imposed by any governmental authority, or by any department, agency or other political subdivision or taxing authority or other person.

     4.5 Payment on Non-Business Day; Payment Computations. Except as otherwise provided in this Agreement, whenever any installment of principal of, or interest on, any Loan or any other Obligation becomes due and payable on a day which is not a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, in the case of any installment of principal, interest shall be payable thereon at the then Applicable Rate during such extension. Computations of interest and other amounts due under this Agreement shall be made on the basis of a year of 360 days, for the actual number of days elapsed, including the first day but excluding the last day of the relevant period.

     4.6  Additional Costs.

          (a) Increased Costs. In the event that any Governmental Regulation now or hereafter in effect and whether or not presently applicable to NBD, or any interpretation or administration thereof by any governmental authority (including without limitation the Board of Governors of the Federal Reserve System and the Bank of England) charged with the interpretation or administration thereof, or compliance by NBD with any guideline, request or directive of any such authority (whether or not having the force of law), shall
(i) affect the basis of taxation of payments to NBD of any amounts payable by the Borrowers under this Agreement or any other Loan Documents (other than taxes imposed on the overall net income of NBD, by the jurisdiction, or by any political subdivision or taxing authority of any such jurisdiction, in which NBD has its principal office), or (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by NBD, or (iii) impose any other condition with respect to this Agreement, the Commitment, the Note, the Loans or any other Obligation, and the result of any of the foregoing is to increase the cost to NBD of providing its Commitment or making, funding or maintaining any Loan or to reduce the amount of any sum receivable by NBD under this Agreement, then the Borrowers shall pay to NBD, from time to time, upon request by NBD, additional amounts sufficient to compensate NBD for such increased cost or reduced sum receivable. A statement as to the amount of such increased cost or reduced sum receivable, prepared in good faith and in reasonable detail by NBD and submitted by NBD to the Borrowers, shall be conclusive and binding for all purposes absent manifest error in computation.

          (b) Capital Requirements. In the event that any Governmental Regulation now or hereafter in effect and whether or not presently applicable to NBD, or any interpretation or administration thereof by any governmental authority (including without limitation the Board of Governors of the Federal Reserve System and the Bank of England) charged with the interpretation or administration thereof, or compliance by NBD with any guideline, request or directive of any such authority (whether or not having the force of law), including any risk-based capital guidelines, affects or would affect the amount of capital required or expected to be maintained by NBD (or any corporation controlling NBD) and NBD determines that the amount of such capital is increased by or based upon the existence of NBD's obligations hereunder and such increase has the effect of reducing the rate of return on NBD's (or such controlling corporation's) capital as a consequence of such obligations hereunder to a level below that which NBD (or such controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy) by an amount deemed by NBD to be material, then the Borrowers shall pay to NBD, from time to time, upon request by NBD, additional amounts sufficient to compensate NBD (or such controlling corporation) for any increase in the amount of capital and reduced rate of return which NBD reasonably determines to be allocable to the existence of NBD's obligations hereunder. A statement as to the amount of such compensation, prepared in good faith and in reasonable detail by NBD and submitted by NBD to the Borrowers, shall be conclusive and binding for all purposes absent manifest error in computation.

     4.7  Illegality and Impossibility.

          (a) Repayment. In the event that any Governmental Regulation now or hereafter in effect and whether or not presently applicable to NBD, or any interpretation or administration thereof by any governmental authority (including the Board of Governors Reserve System and the Bank of England) charged with the interpretation or administration thereof, or compliance by NBD with any request or directive of such authority (whether or not having the force of law), including exchange controls, shall make it unlawful or impossible for NBD to maintain any Eurodollar Rate Loan at the Adjusted Eurodollar Rate or any Base Rate Loan at the Adjusted Base Rate under this Agreement, the Borrowers shall, upon receipt of notice thereof from NBD, repay in full to NBD the then outstanding principal amount of such Eurodollar Rate Loan or such Base Rate Loan, as the case may be, together with all accrued interest thereon to the date of payment and all amounts due to NBD under
Section 4.8, (i) on the last day of the then current Loan Period applicable to the Loan if NBD may lawfully continue to maintain such Loan at the Adjusted Eurodollar Rate or the Adjusted Base Rate, as the case may be, to such day, or
(ii) immediately if NBD may not continue to maintain such Loan at the Adjusted Eurodollar Rate or the Adjusted Base Rate, as the case may be, to such day.

          (b) Conversion of Eurodollar Rate Loans to Floating Rate Loans. Notwithstanding Section 4.7(a), if such Section would otherwise be applicable, but NBD could lawfully maintain the Eurodollar Rate Loans at the Floating Rate then, during such period as NBD cannot maintain the Eurodollar Rate Loans at the Adjusted Eurodollar Rate, the Eurodollar Rate Loans shall bear interest at a per annum rate equal to the Floating Rate in effect from time to time. If all events or conditions making it unlawful or impossible for NBD to maintain the Eurodollar Rate Loans at the Adjusted Eurodollar Rate cease to exist, then the Eurodollar Rate Loans shall again bear interest at the Adjusted Eurodollar Rate, commencing on the first day of the next Loan Period immediately following the date all such events and conditions so cease to exist.

     4.8 Indemnity. If the Borrowers fail to make any payment of principal or interest in respect of any Fixed Rate Loan when due or makes any payment or prepayment of the principal of any Fixed Rate Loan, for any reason, on any date other than the last day of the Loan Period applicable thereto or, with respect to any Negotiated Rate Loan, the maturity date thereof, or if the rate of interest with respect to any Eurodollar Rate Loan shall be converted from the Adjusted Eurodollar Rate, pursuant to Section 4.7(b), on a date other than the last day of the Loan Period applicable thereto, or if the Borrowers fail to borrow any Eurodollar Rate Loan after requesting the same in accordance with this Agreement, the Borrowers shall reimburse NBD on demand for any resulting loss or expense incurred by NBD, including any loss incurred in obtaining, liquidating or employing deposits from third parties. A statement as to the amount of such loss or expense, prepared in good faith and in reasonable detail and submitted by NBD to the Borrowers, shall be conclusive and binding for all purposes absent manifest error in computation. Calculation of all amounts payable to NBD under this Section 4.8 with regard to Eurodollar Rate Loans shall be made as though NBD shall have funded or committed to fund such through the purchase of an underlying deposit in an amount equal to such Loans and having a maturity comparable to such Loans through the London Branch; provided, however, that NBD may fund the Rate Loans in any manner it sees fit and the foregoing assumption shall be utilized only for the purpose of calculation of amounts payable under this Section 4.8.


                   ARTICLE V.  REPRESENTATIONS AND WARRANTIES

     The Borrowers represent and warrant to NBD as follows, on the Effective Date and on each Funding Date:

     5.1 Corporate Existence and Power. Each Borrower and each Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and is duly qualified to do business, and is in good standing, in all additional jurisdictions where such qualification is necessary under applicable law. Each Borrower and each Guarantor has all requisite corporate power to own or lease the properties used in its business and to carry on its business as now being conducted and as proposed to be conducted, and to execute and deliver this Agreement and the other Loan Documents to be executed by such Borrower and such Guarantor and to engage in the transactions contemplated by this Agreement.

     5.2  Corporate Authority.

          (a) The execution, delivery and performance by each Borrower of this Agreement and the other Loan Documents have been duly authorized by all necessary corporate action and are not in contravention of any Governmental Regulation, or of the terms of the respective Borrower's charter or by-laws, or of any contract or undertaking to which any Borrower is a party or by which such Borrower or its property may be bound or affected and do not result in the imposition of any Lien, except for the Liens granted to NBD.

          (b) The execution, delivery and performance by Guarantor of the Guaranty Agreement has been duly authorized by all necessary corporate action and are not in contravention of any Governmental Regulation, or of the terms of Guarantor's charter or by-laws, or of any contract or undertaking to which Guarantor is a party or by which Guarantor or its property may be bound or affected and do not result in the imposition of any Lien, except the Liens granted to NBD.

     5.3 Binding Effect. This Agreement is, and each of the Loan Documents when delivered hereunder will be, legal, valid and binding obligations of each Borrower or the Guarantors, which is a party to such agreement, enforceable against each Borrower or the Guarantors in accordance with their respective terms.

     5.4 Subsidiaries. All of the Subsidiaries of the Company (and any of the other Borrowers or Guarantor) are listed on Schedule 5.4, together with the percentage of ownership thereof.

     5.5 Litigation. Except as set forth in Schedule 5.5, there is no action, suit or proceeding pending or, to the best of the Borrowers' knowledge, threatened against or affecting any Borrower or any Guarantor before or by any court, governmental authority or arbitrator, which if adversely decided might result, either individually or collectively, in any Material Adverse Event or in any adverse effect on the legality, validity or enforceability of this Agreement or any other Loan Document and, to the best of the Borrowers' knowledge, there is no basis for any such action, suit or proceeding.

     5.6 Financial Condition. The financial statements listed in Schedule 5.6, copies of which have been furnished to NBD, fairly present, and the financial statements delivered pursuant to Section 6.1(d) will fairly present, the financial position of the Borrowers and the Guarantor as at the respective dates thereof, and the results of operations of the Company and the Guarantor for the respective periods indicated, all on a Combined basis in accordance with GAAP (subject, in the case of interim statements, to normal, immaterial year-end audit adjustments). There has been no Material Adverse Event since March 31, 1995. There is no material Contingent Liability of any Borrower or any Guarantor that is not reflected in such Combined statements or in the notes thereto.

     5.7 Use of Loans. The Borrowers will use the proceeds of the Loans for their working capital and other general corporate purposes. The Borrowers do not extend or maintain, in the ordinary course of business, credit for the purpose, whether immediate, incidental, or ultimate, of buying or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan will be used for the purpose, whether immediate, incidental, or ultimate, of buying or carrying any such margin stock or maintaining or extending credit to others for such purpose.

     5.8 Consents, Etc. Except for such consents, approvals, authorizations, declarations, registrations or filings delivered by the Borrowers pursuant to
Section 3.6(g), if any, each of
which is in full force and effect, no consent, approval or authorization of or declaration, registration or filing with any governmental authority or any nongovernmental person, including any creditor, lessor or shareholder of any Borrower or any Guarantor, is required on the part of any Borrower or the Guarantor in connection with the execution, delivery and performance of this Agreement and the other Loan Documents or the transactions contemplated hereby or as a condition to the legality, validity or enforceability of this Agreement and the other Loan Documents.

     5.9 Taxes. Each of the Company and the Guarantors has filed all tax returns (federal, state and local) required to be filed and have paid all taxes shown thereon to be due, including interest and penalties, or has established adequate financial reserves on its books and records for payment thereof. The Borrowers do not know of any actual or proposed tax assessment or any basis therefor, and no extension of time for the assessment of deficiencies in any federal or state tax has been granted to any of the Borrowers.

     5.10 Title to Properties. Except as otherwise disclosed in the latest Combined balance sheet delivered pursuant to Section 5.6 or 6.1(d), the Borrowers and the Guarantor have a valid and indefeasible ownership interest in all of the properties and assets reflected in the Combined balance sheet of the Borrowers and the Guarantors or subsequently acquired by any Borrowers or any Guarantor. All of such properties and assets are free and clear of any Lien, except for Permitted Liens.

     5.11 Compliance with Governmental Regulations. Each of the Borrowers and the Guarantor is in compliance in all material respects with all Governmental Regulations (including Environmental Laws) applicable to such person or its business or properties. Without limiting the generality of the foregoing, all licenses, permits, orders or approvals which are required under any Governmental Regulation in connection with any of the businesses or properties of any Borrower or any Guarantor ("Permits") are in full force and effect, no notice of any violation has been received in respect of any such Permits and no proceeding is pending or, to the knowledge of the Borrowers, threatened to terminate, revoke or limit any such Permits.

     5.12 ERISA. The Borrowers, the Guarantor, their ERISA Affiliates and their respective Plans are in compliance in all material respects with those provisions of ERISA and of the Code which are applicable with respect to any Plan. No Prohibited Transaction and no Reportable Event has occurred with Respect to any such Plan. None of the Borrowers, the Guarantor or any of their ERISA Affiliates is an employer with respect to any Multiemployer Plan. The Borrowers, the Guarantor and each of their ERISA Affiliates have met the minimum funding requirements under ERISA and the Code with respect to each of their respective Plans, if any, and have not incurred any liability to the PBGC or any Plan. There is no material unfunded benefit liability, determined in accordance with Section 4001(a)(18) of ERISA, with respect to any Plan of the Company, the Guarantors or their ERISA Affiliates.

     5.13 Environmental Matters. Except as disclosed in Schedule 5.13, and without limiting the generality of Section 5.11:

          (a) No written demand, claim, notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by any governmental authority, private person or otherwise, arising under, relating to or in connection with any Environmental Laws is pending or, to the best of the Borrowers' knowledge, threatened against any Borrower, any Guarantor, any Property or any past or present operation of any Borrower or any Guarantor which could result in a Material Adverse Event.

          (b) The Borrowers do not have any knowledge that any other person has ever received any notice, claim or allegation of any violation, and the Borrowers are not aware of any existing violation, of Environmental Laws at or about any Property, and the Borrowers do not have any knowledge of any actions commenced or threatened by any party for or related to or arising out of non-compliance with Environmental Laws which apply to any Property, activities at any Property or Hazardous Materials at, from or affecting any Property.

          (c) None of the Property appears on the National Priority List (as defined under federal law) or any state listing which identifies sites for remedial clean-up or investigatory actions. To the best of the Borrowers' knowledge, none of the Property has been contaminated with substances which give rise to a clean-up obligation under any Environmental Law or common law.

     5.14 Investment Company Act. Neither any Borrower nor any Guarantor is an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

     5.15 Disclosure. No report or other information furnished in writing by or on behalf of any Borrower to NBD in connection with the negotiation or administration of this Agreement contains any material misstatement of fact or omits to state any material fact or any fact necessary to make the statements contained therein not misleading. Neither this Agreement, the other Loan Documents, nor any other document, certificate, or report or statement or other information furnished to the NBD by or on behalf of any Borrower in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact in order to make the statements contained herein and therein not misleading. There is no fact known to any Borrower which materially and adversely affects, or which in the future may (so far as the Borrowers can now foresee) materially and adversely affect, the business, properties, operations, condition, financial or otherwise, or prospects of any Borrower or any Guarantor, which has not been set forth in this Agreement or in the other documents, certificates, statements, reports and other information furnished in writing to NBD by or on behalf of any Borrower in connection with the transactions contemplated hereby.

                            ARTICLE VI.   COVENANTS

     6.1 Affirmative Covenants. Each Borrower covenants and agrees that, until the Termination Date and thereafter until payment in full of the principal of and accrued interest on the Note and the payment or performance of all other Obligations, unless NBD shall otherwise consent in writing, each Borrower, and shall cause each other borrower and each Guarantor to:

          (a) Preservation of Corporate Existence; Etc. Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except to the extent permitted by Section 6.2(g), and its qualification as a foreign corporation in good standing in each jurisdiction in which such qualification is necessary under applicable law, and the rights, licenses, permits (including those required under Environmental Laws), franchises, patents, copyrights, trademarks and trade names material to the conduct of its businesses; and defend all of the foregoing against all claims, actions, demands, suits or proceedings at law or in equity or by or before any governmental instrumentality or other agency or regulatory authority.

          (b) Compliance with Laws; Etc. Comply with all Governmental Regulations (including ERISA, the Code and Environmental Laws), in effect from time to time; and pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income, revenues or property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise, which, if unpaid, might give rise to any Lien upon such properties or any portion thereof, except to the extent that payment of any of the foregoing is then being contested in good faith by appropriate legal proceedings and with respect to which adequate financial reserves have been established on the books and records of such Borrower or such Guarantor.

          (c) Maintenance of Properties; Insurance. Maintain, preserve and protect all property that is material to the conduct of its business and keep such property in good repair, working order and condition and from time to time make, or cause to be made all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times in accordance with customary and prudent business practices for similar businesses; and maintain in full force and effect insurance with responsible and reputable insurance companies or associations in such amounts, on such terms and covering such risks, including fire and other risks insured against by extended coverage, as is usually carried by companies engaged in similar businesses and owning similar properties similarly situated and maintain in full force and effect public liability insurance, business interruption insurance, insurance against claims for personal injury or death or property damage occurring in connection with any of its activities or any of any properties owned, occupied or controlled by it, in such amounts as it shall reasonably deem necessary, and maintain such other insurance as may be required by Governmental Regulations or as may be reasonably requested by NBD. Upon request, the Borrowers shall deliver to NBD copies of all or any of such insurance policies or the related certificates of insurance.

          (d)   Reporting Requirements.  Furnish to NBD the following:

                (i) promptly and in any event within three calendar days after becoming aware of the occurrence of (A) any Default or Event of Default,
     (B) the commencement of any material litigation against, by or affecting any Borrower or any Guarantor, and any material developments therein, or
     (C) any development in the business or affairs of any Borrower or any Guarantor which has resulted in or which is likely, in the reasonable judgment of the Borrowers, to result in a Material Adverse Event, a statement of the chief financial officer of the Company setting forth details of such Event of Default or such event or condition or such litigation and the action which the affected person has taken and proposes to take with respect thereto;

                (ii) as soon as available and in any event within 45 days after the end of each fiscal quarter of the Borrowers (other than the fourth fiscal quarter), (x) the Combined balance sheet of the Company and the Guarantor as of the end of each such quarter and Combined statements of income, surplus and cash flow of the Borrowers and the Guarantors for each such quarter and for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding fiscal year, and (y) the combining balance sheet and statements of income, surplus and cash flows with respect to the Borrowers and the Guarantor for such periods (prepared in a manner consistent with such Combined balance sheet and statements), all in reasonable detail and duly certified (subject to normal, immaterial year-end audit adjustments) by the chief financial officer or controller of the Company as having been prepared in accordance with GAAP, together with a certificate of the chief financial officer or controller of the Company (A) stating that no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, a statement setting forth the details thereof and the action which the applicable person has taken and proposes to take with respect thereto, and (B) setting forth a computation (which computation shall accompany such certificate and shall be in reasonable detail) showing compliance with Sections 6.2(a), (b) (c) and (e) in conformity with the terms of this Agreement;

                (iii) as soon as available and in any event within 90 days after the end of each fiscal year of the Company, a copy of the annual audited Combined financial statements of the Borrowers and the Guarantor for such fiscal year, with a customary audit report of such independent certified public accountants selected by the Company and reasonably acceptable to NBD, without qualifications unacceptable to NBD, together with the unaudited combining annual financial statements of the Borrowers and the Guarantor (prepared in a manner consistent with the Company's audited Combined annual financial statements) and a certificate of the chief financial officer or controller of the Company (A) stating that no Default or Event of Default has occurred or is continuing or if any Default or Event of Default has occurred and is continuing, a statement setting forth the details thereof and the action which the applicable person has taken and proposes to take with respect thereto, and (B) setting forth a computation (which computation shall accompany such certificate and shall be in reasonable detail) showing compliance with Sections 6.2(a), (b), (c) and (e) in conformity with the terms of this Agreement;

                (iv) promptly after receipt thereof by the any Borrower, copies of any audit or management reports submitted to it by independent accountants in connection with any audit, interim audit or other report submitted to the board of directors (or other governing body) of any Borrower or any Guarantor;

                (v) promptly after the same are available, copies of each annual report, proxy or financial statement or other communication sent to a Borrowers' or a Guarantor's stockholders and copies of all annual, regular, periodic and special reports and registration statements which the Company may file or be required to file with the Securities and Exchange Commission or with any securities exchange or the National Association of Securities Dealers, Inc.; and

                (vi) promptly, such other information respecting the business, properties, operations or condition, financial or otherwise, of any Borrower or any Guarantor as NBD may from time to time reasonably request upon reasonable notice.

          (e) Accounting; Access to Records, Books, Etc. Maintain a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in accordance with GAAP and to comply with the requirements of this Agreement and, at any reasonable time and from time to time, (i) permit NBD or any agents or representatives thereof to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, such person and to discuss the affairs, finances and accounts of such person with their respective directors, officers, employees and independent auditors, and by this provision each Borrower does hereby authorize the same, and (ii) permit NBD or any of its agents or representatives to conduct a comprehensive field audit of its books, records, properties and assets.

          (f) Further Assurances. Execute and deliver promptly after request therefor by NBD, all further instruments and documents and take all further action that may be necessary or desirable, or that NBD may request, in order to give effect to, and to aid in the exercise and enforcement of the rights and remedies of NBD under, this Agreement and the other Loan Documents.

     6.2 Negative Covenants. Each Borrower covenants and agrees that, until the Termination Date and thereafter until payment in full of the principal of and accrued interest on the Note and the payment and performance of all other Obligations, unless NBD shall otherwise consent in writing (which consent shall not be unreasonably withheld in connection with Sections 6.2 (c), (f), (h), (j) and (k)), each Borrower shall not, and shall cause each other Borrower and each Guarantor not to:

          (a) Tangible Net Worth. Permit or suffer Tangible Net Worth to be: at any other time after the Effective Date, less than $20,000,000.

          (b) Debt to Worth Ratio. Permit or suffer the Debt to Worth Ratio to exceed, at any time 1.25 to 1.00

          (c) Indebtedness. Create, incur, assume or any manner become liable in respect of, or suffer to exist, any Indebtedness other than:

                (i)  Indebtedness to NBD or NBD Equipment Finance;

                (ii) Indebtedness secured by Permitted Liens;

                (iii) Indebtedness existing as the date of this Agreement and listed on Schedule 6.2(c), and renewals, extensions and refinancings thereof (as long as the principal amount of such Indebtedness is not increased); and

                (iv) Indebtedness of Integral to Barclays Bank not to exceed 25,000 pounds at any one time outstanding on an unsecured basis; and

                (v) Other Indebtedness (including Capital Leases), in addition to that permitted under clauses (i) through (iii) above, having an aggregate outstanding balance at any time not to exceed $500,000.

          (d) Liens. Create, incur or suffer to exist any Lien on any of the assets, rights, revenues or property, real, personal or mixed, tangible or intangible, whether now owned or hereafter acquired, of any Borrower or any Guarantor, except:

                (i) Liens for taxes not delinquent or for taxes being contested in good faith by appropriate proceedings and as to which adequate financial reserves have been established on its books and records;

                (ii) Liens (other than any Lien imposed by ERISA) created and maintained in the ordinary course of business which are not material in the aggregate, and which would not constitute or result in a Material Adverse Event, and which constitute (A) pledges or deposits under worker's compensation laws, unemployment insurance laws or similar legislation, (B) good faith deposits in connection with bids, tenders, contracts or leases to which a Borrower or a Guarantor is a party for a purpose other than borrowing money or obtaining credit, including rent security deposits, (C) Liens imposed by law, such as those of carriers, warehousemen and mechanics, if payment of the obligation secured thereby is not yet due,
     (D) Liens securing taxes, assessments or other governmental charges or levies not yet subject to penalties for nonpayment, and (E) pledges or deposits to secure public or statutory obligations of a Borrower or a

     Guarantor, or surety, customs or appeal bonds to which a Borrower or a Guarantor is a party;

                (iii) Liens affecting real property which constitute minor survey exceptions or defects or irregularities in title, minor encumbrances, easements or reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of such real property; provided, however, that all of the foregoing, in the aggregate, do not at any time materially detract from the value of said properties or materially impair their use in the operation of the businesses of any Borrower or any Guarantor, as the case may be;

                (iv) Liens described on Schedule 6.2(d), which may be suffered to exist upon the same terms as those existing on the date hereof, but no extension or renewal thereof shall be permitted except for a refinancing in the ordinary course of business for an amount not in excess of the original amount subject to such Liens;

                (v) Purchase Money Liens securing purchase money Indebtedness; provided, however, that the aggregate outstanding amount of Indebtedness not extended by NBD and secured by all such Purchase Money Liens for the Borrowers and the Guarantors shall not exceed, on an aggregate basis, $500,000 at any time after the Effective Date; and.

                (vi) Liens in favor of NBD.

          (e) Merger; Purchase of Assets; Acquisitions; Etc. Purchase or otherwise acquire, whether in one or a series of transactions, all or a substantial portion of the business, assets, rights, revenues or property, real, personal or mixed, tangible or intangible, of any person, or all or a substantial portion of the capital stock of or other ownership interest in any other person; nor merge or consolidate or amalgamate with any other person or take any other action having a similar effect, nor enter into any joint venture or similar arrangement with any other person.

          (f) Disposition of Assets; Etc. Sell, lease, license, transfer, assign or otherwise dispose of any of its business, assets, rights, revenues or property, real, personal or mixed, tangible or intangible, whether in one or a series of transactions, other than, prior to the occurrence of an Event of Default, (i) inventory sold in the ordinary course of business upon customary credit terms, (ii) sales or other disposition of equipment, provided that such equipment is replaced by equipment of a similar kind and equivalent value, and
(iii) dispositions by the Borrowers and the Guarantor in any single fiscal year of assets or properties having an aggregate net book value of $500,000 or less on a non-cumulative basis.

          (g) Sale and Leaseback. Enter into any agreement, directly or indirectly, to sell or transfer any real or personal property used in its business and thereafter to lease back the same or similar property.

          (h) Investments. Make or commit to make any Investments (including any loan, extension of credit or guarantee), other than: (i) trade credit extended in the ordinary course of a Borrower's business; (ii) Cash Equivalents; (iii) loans and advances made in the ordinary course of business to officers and employees of Borrower for relocation expenses, travel advances and similar expenses relating to their employment; (iv) endorsements of instruments or items of payment for deposit to a Borrower's bank accounts; (v) capital stock in Subsidiaries owned by the Company on the date hereof and disclosed on Schedule 5.4; and (vi) additional Investments not to exceed $100,000 in the aggregate.

          (i) Restricted Payments. Make or commit to make any Restricted Payment at any time after the Effective Date, provided that so long as no Default or Event of Default exists both before and after the declaring and payment of a dividend, AID, Integral and the Guarantor may pay cash dividends to the Company.

          (j) Nature of Business. Make any substantial change in the nature of its business from that engaged in on the Effective Date or engage in any other businesses other than those in which it is engaged on the Effective Date.

          (k) Transactions with Affiliates. Enter into, or permit or suffer to exist, any transaction or arrangement with any Affiliate, except on terms which are no less favorable to such Borrower or such Guarantor than could be obtained from persons who are not Affiliates.


                     ARTICLE VII.   DEFAULT

     7.1 Events of Default. The occurrence of any one of the following events or conditions shall be deemed an "Event of Default" hereunder unless waived by NBD pursuant to Section 8.1:

          (a) Nonpayment. The Borrowers shall fail to pay (i) when due (whether by mandatory prepayment or otherwise) any principal of the Note or the amount due under any L/C Document or Guaranty Issued by NBD Document or (ii) more than five days after the due date thereof, any interest on the Note or any fees or any other Obligations payable hereunder.

          (b) Other NBD Debt. Any default, event of default or event of acceleration under any other agreement between any Borrower or Guarantor, on one hand, and NBD or any Affiliate of NBD (including NBD Equipment Finance), on the other hand, which has not been waived in writing by NBD.

          (c) Misrepresentation. Any representation or warranty made by any Borrower in Article V or in any certificate, report, financial statement other document furnished by or on behalf of any Borrower in connection with this Agreement, shall prove to have been incorrect in any material respect when made or deemed made.

          (d) Certain Covenants. Any term, covenant or agreement contained in Section 6.2 shall be breached.

          (e) Other Defaults. Any term, covenant or agreement contained in this Agreement or any other Loan Document (other than Section 6.2 or with regard to payments) shall be breached, and such breach shall remain unremedied for 10 calendar days after written notice is sent by NBD to any Borrower.

          (f) Cross Default. Any Borrower or any Guarantor shall fail to pay any part of the principal of, the premium, if any, or the interest on, or any other payment of money due under, any of its Indebtedness (other than Indebtedness under this Agreement), beyond any period of grace provided with respect thereto, which individually or together with other such Indebtedness as to which any such failure exists has an aggregate outstanding principal amount in excess of $100,000; or any Borrower or any Guarantor shall fail to perform or observe any other term, covenant or agreement contained in any agreement, document or instrument evidencing or securing any Indebtedness in an aggregate outstanding principal amount in excess of $100,000, or under which any such Indebtedness was issued or created, beyond any period of grace, if any, if the effect of such failure is to cause, or permit the holders of such Indebtedness (or a trustee on behalf of such holders) to cause, any payment in respect of such Indebtedness to become due prior to its due date.

          (g) Judgments. One or more judgments or orders for the payment of money in an aggregate amount of $250,000 or more shall be rendered against any of the Borrowers or any Guarantor, or any other judgment or order (whether or not for the payment of money) shall be rendered against or shall affect any Borrower or any Guarantor which causes or could cause a Material Adverse Event or which does or could have an adverse effect on the legality, validity or enforceability of this Agreement or any other Loan Document and either (i) such judgment or order shall have remained unsatisfied and such Borrower or such Guarantor shall not have taken action necessary to stay enforcement thereof by reason of pending appeal or otherwise, prior to the expiration of the applicable period of limitations for taking such action or, if such action shall have been taken, a final order denying such stay shall have been rendered, or (ii) enforcement proceedings shall have been commenced by any creditor upon any such judgment or order; provided that (I) no final judgment shall be included in the calculation under this subsection to the extent that the claim underlying such judgment is covered by insurance and defense of such claim has been tendered to and accepted by the insurer without reservation, and
(II) any settlement or judgment rendered against the Company in either Case No. 94-CV-7140807, filed in the U.S. District Court, Eastern District of Michigan or Case No. 94-184, filed in the U.S. District Court, Delaware, will not be included in the calculation to the extent the aggregate amounts do not result in an operational charge under GAAP in excess of $4,000,000 during fiscal year ended December 31, 1995.

          (h) ERISA. The occurrence of a Reportable Event that results in or could result in liability of any Borrower, or their respective ERISA Affiliates to the PBGC or to any Plan in excess of $50,000 and such Reportable Event is not corrected within thirty (30) days after the occurrence thereof; or the occurrence of any Reportable Event which could constitute grounds for termination of any Plan of the Company, any other Borrower or their respective ERISA Affiliates by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer any such Plan and such Reportable Event is not corrected within thirty (30) days after the occurrence thereof; or the filing by the Company, any other Borrower or any of their respective ERISA Affiliates of a notice of intent to terminate a Plan or the institution of other proceedings to terminate a Plan; or the Company, any other Borrower or any of their respective ERISA Affiliates shall fail to pay when due any liability to the PBGC or to a Plan in excess of $50,000; or the PBGC shall have instituted proceedings to terminate, or to cause a trustee to be appointed to administer, any Plan of the Company, any other Borrower or their respective ERISA Affiliates; or any person engages in a Prohibited Transaction with respect to any Plan which results in or could result in liability of any Borrower, any of their respective ERISA Affiliates, any Plan of any Borrower or their respective ERISA Affiliates or any fiduciary of any such Plan in excess of $50,000; or failure by any Borrower or any of their respective ERISA Affiliates to make a required installment or other payment to any Plan within the meaning of Section 302(f) of ERISA or Section 412(n) of the Code that results in or could result in liability of any Borrower or any of their respective ERISA Affiliates to the PBGC or any Plan in excess of $50,000; or the withdrawal of any Borrower or any of their respective ERISA Affiliates from a Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA; or any Borrower or any of their respective ERISA Affiliates becomes an employer with respect to any Multiemployer Plan without the prior written consent of NBD.

          (i) Insolvency, Etc. Any Borrower or any Guarantor: shall be dissolved or liquidated (or any judgment, order or decree therefor shall be entered); or shall generally not pay its debts as they become due; or shall admit in writing its inability to pay its debts generally; or shall make a general assignment for the benefit of creditors; or shall institute, or there shall be instituted against any Borrower or any Guarantor, any proceeding or case seeking to adjudicate it a bankrupt or insolvent or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief or protection of debtors or seeking the entry of an order for relief, or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its assets, rights, revenues or property, and, if such proceeding is instituted against any Borrower or any Guarantor and is being contested by such Borrower or such Guarantor, in good faith by appropriate proceedings, such proceeding shall remain undismissed or unstayed for a period of 60 days; or shall take any action (corporate or other) to authorize or further any of the actions described above in this subsection.

          (j) Change of Control. The Company shall cease to own 100% of each class of the outstanding voting stock of each of the other Borrowers and the Guarantor.

          (k) Enforceability of Loan Documents. This Agreement or any of the other Loan Documents shall, at any time after their respective execution and delivery, and for any reason, cease to be in full force and effect or shall be declared null and void, or be revoked or terminated, or the validity or enforceability thereof or hereof shall be contested by any Borrower, the Guarantor, or any stockholder of any Borrower, or any Borrower or the Guarantor shall deny that it has any or further liability or obligation thereunder or hereunder, as the case may be.

     7.2  Remedies.

          (a) Termination of Commitment; Acceleration. Upon the occurrence and during the continuance of any Event of Default, NBD shall by notice to Borrowers terminate the Commitment or declare the outstanding principal of, and accrued interest on, the Note and all other Obligations to be immediately due and payable, or both, whereupon the Commitment shall terminate forthwith and all such amounts shall become immediately due and payable, or both; provided, however, that, in the case of any event or condition described in Section 7.1(i) with respect to any Borrower, the Commitment shall automatically terminate forthwith and all such amounts shall automatically become immediately due and payable without notice; in all cases without demand, presentment, protest, diligence, notice of dishonor or other formality, all of which are hereby expressly waived.

          (b) Other Remedies. Upon the occurrence and during the continuance of an Event of Default, NBD may exercise and enforce any and all other rights and remedies available to it, whether arising under this Agreement or any other Loan Document or under applicable law, in any manner deemed appropriate by it, including suit in equity, action at law, or other appropriate proceedings, whether for the specific performance (to the extent permitted by law) of any covenant or agreement contained in this Agreement or in any other Loan Document or in aid of the exercise of any power granted in this Agreement or any other Loan Document or under applicable law.

          (c) Set off. Upon the occurrence and during the continuance of any Event of Default, NBD (including the London Branch) may at any time and from time to time, without notice to the Borrowers (any requirement for such notice being expressly waived by the Borrowers) set off and apply against any and all of the Obligations any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by NBD to or for the credit or the account of any Borrower and any property of any Borrower from time to time in possession of NBD, irrespective of whether or not NBD shall have made any demand hereunder and although such obligations may be contingent and unmatured. The Borrowers hereby grant to NBD a Lien on all such deposits, indebtedness and property as collateral security for the payment and performance of the Obligations. The rights of NBD under this Section 7.2(c) are in addition to other rights and remedies (including other rights of setoff) which NBD may otherwise have.

                         ARTICLE VIII CROSS-GUARANTIES

     8.   Cross Guaranties.

     8.1 Guaranty. Each Borrower hereby unconditionally and absolutely guarantees to NBD the full and complete payment and performance when due of the obligations of each of the other Borrowers to NBD, whether under this Loan Agreement and the Notes, or otherwise. The obligations of any Borrower to NBD shall be referred to as "Guarantied Obligations" and the foregoing guaranty of each Borrower shall be referred to as "Guaranty."

     8.2 Waivers and Consents. Upon the occurrence and during the continuance of any Event of Default, NBD may enforce the Guaranty of any Borrower independently of any other remedy, guaranty or security of NBD at any time may have or hold in connection with the Guarantied Obligations. It will not be necessary for NBD to proceed upon or against and/or exhaust any security or remedy before proceeding to enforce the Guaranty of any Borrower. Each Borrower expressly waives any right it may have to receive notice of acceptance by NBD, any credit that NBD extends to the other Borrowers, default, demand and any action or forbearance that NBD takes regarding any Borrower, any collateral or any of the Guarantied Obligations which it might be entitled to by law or under any other agreement. Each Borrower also waives any right to require NBD to marshal assets in favor of any other Borrower or any other person or to proceed against any other Borrower or any other guarantor of the Guarantied Obligations or any collateral provided by any person. Each Borrower expressly waives any and all defenses now or hereafter arising or asserted by reason of
(i) any disability or other defense of any other Borrower or any other guarantor for the Guarantied Obligations with respect to the Guarantied Obligations, (ii)the unenforceability or invalidity of any security for or guaranty of the Guarantied Obligations or the lack of perfection or continuing perfection or failure of priority of any security for the Guarantied Obligations, (iii) the cessation for any cause whatsoever of the liability of any other Borrower or any other guarantor of the Guarantied Obligations (other than by reason of the full payment and performance of all Guarantied Obligations), (iv) any failure of NBD to give notice of sale or other disposition of collateral to any other Borrower or any other person or any defect in any notice that may be given in connection with any sale or disposition of collateral, (v) any act or omission of NBD or others that directly or indirectly results in or aids the discharge or release of any other Borrower or any other guarantor of the Guarantied Obligations, or of any security or guaranty therefor by operation of law or otherwise, (vi) any failure of NBD to file or enhance a claim in any bankruptcy or other proceeding with respect to any person, (vii) the avoidance of any lien or security interest in favor of NBD for any reason, (viii) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against any person, including without limitation any discharge of, or bar or stay against collecting, all or any of the Guarantied Obligations (or any interest thereon) in or as a result of any such proceeding, or (ix) any action taken by NBD that is authorized by this Section.

     8.3 Subrogation; Subordination. No claim, including without limitation, reimbursement, contribution, indemnity or subrogation, which any Borrower may have against any other guarantor of any of the Guarantied Obligations or against any other Borrower shall be enforced nor any payment accepted until the Obligations are paid in full and all such payments are not subject to any right of recovery.


                          ARTICLE IX.   MISCELLANEOUS

     9.1 Amendments. No provision of this Agreement or any other Loan Document may be modified, waived, or amended except by an instrument or instruments signed by the Company and NBD.

     9.2  Notices.

          (a) General. Except as otherwise provided in Section 9.2(c), all notices, requests, consents and other communications hereunder shall be in writing and shall be delivered, telecopied or sent to the Borrowers or NBD at the "Address for Notices" set forth on the signature pages hereof; or to such other address as may be designated by the Borrowers or NBD by written notice to each other. All notices, requests, consents and other communications shall be deemed to have been given when received if hand delivered, if mailed by certified or registered mail, postage prepaid, on the third (3rd) day after such mailing, or if deposited with an expedited courier service such as "Federal Express" or "Purolator", on the Business Day following such deposit, or if telecopied, on the Business Day on which such telecopy is confirmed as having been received, in all cases, addressed to the respective address set forth on the signature pages hereof or as may otherwise be designated in accordance herewith.

          (b) Notices of Termination or Prepayment. Notices by the Borrowers to NBD with respect to terminations or reductions of the Commitment or the L/C Sublimit pursuant to Section 2.2, and notices of prepayment pursuant to Section
4.1 shall be irrevocable and binding on the Borrowers.

          (c) Telephonic Notices. Any notice to be given by the Borrowers to NBD pursuant to Section 3.1, 3.2, 3.3 or 3.4 and any notice to be given by NBD hereunder, may be given by telephone, to be confirmed in writing in the manner provided in Section 9.2(a). Any such notice given by telephone shall be deemed effective upon receipt thereof by the party to whom such notice is given.

     9.3 No Waiver By Conduct; Remedies Cumulative. No course of dealing on the part of NBD, nor any delay or failure on the part of NBD in exercising any right, power or privilege hereunder or under any other Loan Document shall operate as a waiver of such right, power or privilege or otherwise prejudice NBD's rights and remedies hereunder or under any other Loan Document; nor shall any single or partial exercise thereof preclude any further exercise thereof or the exercise of any other right, power or privilege. No right or remedy conferred upon or reserved to NBD under this Agreement or under any other Loan Document is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative and in addition to every other right or remedy granted thereunder or now or hereafter existing under any applicable law.
Every right and remedy granted by this Agreement or under any other Loan Document or by applicable law to NBD may be exercised from time to time and as often as may be deemed expedient by NBD and, unless contrary to the express provisions of this Agreement or the other Loan Documents, irrespective of the occurrence or continuance of any Default or Event of Default.

     9.4 Reliance on and Survival of Various Provisions. All terms, covenants, agreements, representations and warranties of the Borrowers made herein or in any certificate, report, financial statement or other document furnished by or on behalf of the Borrowers or the Guarantor in connection with this Agreement or any other Loan Document shall be deemed to be material and to have been relied upon by NBD, notwithstanding any investigation heretofore or hereafter made by NBD, and those covenants and agreements of the Borrowers set forth in Article IV and Section 9.5 shall survive the repayment in full of the Obligations and the termination of this Agreement and the Commitments.

     9.5 Expenses; Indemnification. The Borrowers agree, jointly and severally, to pay, or reimburse NBD for the payment of, on demand, (a) the reasonable fees and expenses of counsel to NBD, including the fees and expenses of Honigman Miller Schwartz and Cohn in connection with the preparation, execution, delivery and administration of this Agreement and the consummation of the transactions contemplated hereby, and in connection with advising NBD as to its rights and responsibilities with respect thereto, and in connection with any amendments, waivers or consents in connection therewith, and (b) all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing or recording of this Agreement, the Note and the other Loan Documents and the consummation of the transactions contemplated hereby, and any and all liabilities with respect to or resulting from any delay in paying or omitting to pay such taxes or fees, and (c) all reasonable costs and expenses of NBD (including reasonable fees and expenses of counsel and whether incurred through negotiations, legal proceedings or otherwise) in connection with any Default or Event of Default or the enforcement of, or the exercise or preservation of any rights under, this Agreement or any other Loan Document or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement. The Borrowers, jointly and severally, further agree to indemnify NBD for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever (including reasonable attorneys' fees) which may be imposed on, incurred by or asserted against NBD in any way relating to or arising out of its duties under this Agreement or any other Loan Documents or the transactions contemplated hereby (excluding, unless a Default or an Event of Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its duties hereunder); provided, however, that the Borrowers shall not be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of NBD.

     9.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that the Borrowers may not, without the prior consent of NBD, assign its rights or obligations hereunder or under the Note and NBD shall not be obligated to make any Loan or issue any L/C or Guaranty Issued by NBD hereunder to or for the account of any person other than the Borrowers.

     9.7 Participations. NBD may grant participations in all or any part of its Loans, Note and Commitment to any bank or other institutional investor (including any Affiliate of NBD), without the consent of the Borrowers. The Borrowers hereby acknowledge and agree that any participant described in this
Section 9.7 shall be considered to have the same rights and remedies as NBD hereunder (including for purposes of Section 7.2(c)) and may rely on, and possess all rights under, any opinions, certificates, or other instruments or documents delivered under or in connection with this Agreement or any Loan Document.

     9.8 Disclosure of Information. The Borrowers authorize NBD to disclose to any permitted participant or assignee of NBD or to any successor of NBD (each, a "Transferee") and any prospective Transferee any and all financial and other information in NBD's possession concerning the Borrowers which has been delivered to NBD by the Borrowers pursuant to this Agreement or the other Loan Documents or which has been received by NBD in connection with its credit evaluation of the Borrowers prior to entering into this Agreement.

     9.9 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

     9.10 Governing Law.

          (a) General. This Agreement is a contract made under, and shall be governed by and construed in accordance with, the laws of the State of Michigan applicable to contracts made and to be performed entirely within such State and without giving effect to choice of law principles of such State, except that any Guaranty Issued by NBD hereunder shall be governed by and construed in accordance with the laws of the United Kingdom. The Company further agrees that any legal action or proceeding with respect to this Agreement or any other Loan Document or the transactions contemplated hereby may be brought in any court of the State of Michigan, or in any court of the United States of America sitting in the Eastern District of Michigan, or, with respect to Guaranties Issued by NBD or Revolving Loans denominated in Pounds Sterling any court of the United Kingdom sitting in or having jurisdiction over London; and the Borrowers hereby submits to and accepts generally and unconditionally the jurisdiction of those courts with respect to its person and property.

          (b) Suit in Other Jurisdictions. Nothing in Section 9.10(a) shall affect the right of NBD to serve legal process in any other manner permitted by law or affect the right of NBD to bring any action or proceeding against the borrowers, the Guarantor or their respective property in the courts of any other jurisdictions.

          (c) Immunity. To the extent that such Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any service of process (whether from service or notice, or otherwise) with respect to itself or its property, such Borrower hereby irrevocably waives such immunity in respect of its obligations under this Agreement, the Note and the other Loan Documents.

     9.11 Table of Contents and Headings. The table of contents and the headings of the various Articles, Sections and paragraphs hereof are for the convenience of reference only and shall in no way modify any of the terms or provisions hereof.

     9.12 Construction of Certain Provisions. If any provision of this Agreement refers to any action to be taken by any person, or which such person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such person, whether or not expressly specified in such provision.

     9.13 Integration and Severability. This Agreement and the other Loan Documents embody the entire agreement and understanding between the Borrowers and NBD with respect to the revolving credit granted by NBD to the Borrowers, and supersede all prior agreements and understandings, relating to the subject matter hereof. In case any one or more of the obligations, of any of the Borrowers under this Agreement or any other Loan Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of the Borrowers shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality nor enforceability of the obligations of the Borrowers under this Agreement or any other Loan Document in any other jurisdiction.

     9.14 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any such covenant, the fact that it would be permitted by an exception to, or would be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default or any event or condition which with notice or lapse of time, or both, could become such a Default or an Event of Default if such action is taken or such condition exists.

     9.15 Joint and Several Liability. All liabilities of the Borrowers under this Agreement and the Notes shall be joint and several.

     9.16 Interest Rate Limitation. Notwithstanding any provisions of this Agreement or any other Loan Document, in no event shall the amount of interest paid or agreed to be paid by the Borrowers exceed an amount computed at the highest rate of interest permissible under applicable law. If, from any circumstances whatsoever, fulfillment of any provision of this Agreement or any other Loan Document at the time performance of such provision shall be due, shall involve exceeding the interest rate limitation validly prescribed by law which a court of competent jurisdiction may deem applicable hereto, then, ipso facto, the obligations to be fulfilled shall be reduced to an amount computed at the highest rate of interest permissible under applicable law, and if for any reason whatsoever NBD shall ever receive as interest an amount which would be deemed unlawful under such applicable law such interest shall be automatically applied to the payment of principal of the Loans outstanding hereunder (whether or not then due and payable) and not to the payment of interest, or shall be refunded to the Borrowers if such principal and all other Obligations of the Borrowers to NBD have been paid in full.

     9.17 Limitation of Liability. Neither NBD nor any of its Affiliates, directors, officers, agents, attorneys or employees shall be liable to the Borrowers or any of the Borrower's Affiliates for any action taken, or omitted to be taken, by it or them or any of them under this Agreement or any other Loan Document or in connection herewith or therewith, except that no person shall be relieved of any liability imposed by law for gross negligence or willful misconduct. No claim may be made by the Borrowers or any of the Borrowers' Affiliates against NBD, or any of its Affiliates, directors, officers, agents, attorneys or employees, for any special, indirect, consequential or punitive damages in respect of any breach or wrongful conduct (whether the claim is based on contract or tort or duty imposed by law) arising out of or related to this Agreement or any other Loan Document, or the transactions contemplated hereby or thereby, or any act, omission or event occurring in connection herewith or therewith. The Borrowers, on their own behalf and on behalf of their Affiliates, hereby waive, release and agree not to sue upon any claim for any such damages, whether or not accrued, and whether or not known or suspected to exist in its favor.

     9.18 WAIVER OF JURY TRIAL. NBD AND EACH BORROWER, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE NOTE OR ANY OTHER LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY OF THEM. NEITHER NBD NOR THE ANY OF THE BORROWERS SHALL SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY NBD OR THE BORROWERS EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY ALL OF THEM.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of this 10th day of August, 1995, which shall be the date inserted by NBD on which it has received counterparts of this Agreement executed by each of the parties hereto, notwithstanding the date first above written or the date this Agreement is executed by any of the parties hereto on the following signature pages.


Address for Notices:

                                              MEDAR, INC.
                                              a Michigan corporation
38700 Grand River Ave.
Farmington Hills, MI  48335-1563
Attn:  Richard Current                        By: /s/ CHARLES DRAKE
Telephone:  810/477-3900                          _____________________________
Telecopy: 810/477-8897                                Charles Drake
                                                      Its:  President


                                              AUTOMATIC INSPECTION DEVICES, INC.
                                              an Ohio corporation
38700 Grand River Ave.
Farmington Hills, MI  48335-1563
Attn:  Richard Current                        By: /s/ CHARLES DRAKE
Telephone:  810/477-3900                          _____________________________
Telecopy: 810/477-8897                                Charles Drake
                                                      Its:  President


                                              INTEGRAL VISION, LTD.
                                              an English corporation
12 Railton Road
Woburn Road Industrial Estate                 By: /s/ RICHARD CURRENT
Kempston, Bedford MK7PW                           ____________________________
ENGLAND                                               Richard Current
                                                      Its:  Company Secretary

Attn:  Richard R. Current
Telephone:  44/1234-843345
Telecopy: 44/1234-843390





(Signatures continue on next page)

                                               NBD BANK

235 Sheldon Rd.
Plymouth, Michigan 48170
Attn:  Glenn Ansiel                            By: /s/ JOSEPH KABOUREK
Telephone: 313/454-7738                           ______________________________
Telecopy: 313/454-7723                                 Joseph Kabourek
                                                       Its:  Vice President

                                               and

                                               By: /s/ GLENN ANSIEL
                                                  _____________________________
                                                    Glenn Ansiel
                                                    Its:  Loan Officer
or if to the London Branch:

28 Finsbury Circus
London EC2M7AU England
Attn:  Mark Hospers
Telephone:  011-44171-920-0921
Telecopy:  011-44-171-628-2093

                                                                     EXHIBIT 2.1

                              AMENDED AND RESTATED
                                 REVOLVING NOTE


$8,000,000                                                     August  10, 1995
                                                               Detroit, Michigan

    FOR VALUE RECEIVED, the undersigned, MEDAR, INC. ("Medar"), AUTOMATIC INSPECTION DEVICES, INC. ("AID"), and INTEGRAL VISION, LTD. ("Integral"), jointly and severally (collectively, "Borrowers"), hereby promise to pay to the order of NBD Bank, ("Bank"), pursuant to that Revolving Credit and Loan Agreement, entered into as of August 10, 1995 (the "Loan Agreement"), among Borrowers and Bank, at the main office of Bank in Detroit, Michigan with respect to Revolving Loans made in U.S. Dollars, and at Bank's office in London, England with respect to Revolving Loans made in Pounds Sterling, in accordance with the Loan Agreement, in immediately available funds, the principal sum of Eight Million and 00/100 Dollars (U.S. $8,000,000), or such lesser amount as is recorded on the books and records of Bank, on August 10, 1997, or such later Termination Date as may be agreed to under the Loan Agreement as amended from time to time, together with interest on the outstanding balance thereof as provided in the Loan Agreement. All payments of principal and interest shall be made (i) if the Revolving Loan is in Dollars and advanced by Bank in the United States, then in lawful money of the United States of America, and (ii) if the Revolving Loan is in Pounds Sterling and advanced by Bank's London Branch, then in lawful money of the United Kingdom.

    Bank is hereby authorized by Borrowers to record on its books and records, the date and amount of each Revolving Loan, the currency, the Loan Period, the applicable interest rate (including any changes therein), the amount of each payment of principal thereon and such other information as appropriate, which books and records shall constitute rebuttable presumptive evidence of the information so recorded, provided, however, that any failure by Bank to record any such information shall not relieve Borrowers of their obligation to repay the outstanding principal amount of all Revolving Loans made by Bank, all accrued interest thereon and any amount payable with respect thereto in accordance with the terms of this Note and the Loan Agreement. Capitalized terms used but not defined in this Note shall have the respective meanings assigned to them in the Loan Agreement.

    This Note is subject to, and evidences the Revolving Loans made by Bank under, the Loan Agreement, to which reference is hereby made for a statement of the circumstances and terms under which all or a portion of this Note is subject to prepayment and under which its due date may be accelerated and other terms applicable to this Note. An Event of Default under the Loan Agreement constitutes a default hereunder. During the period that any amount owing on this Note is not paid in full when due (whether at stated maturity, by acceleration or otherwise), such amount shall bear interest at the Default Rate applicable to each Revolving Loan in effect from time to time or the maximum rate permitted by law, whichever is lower, for the period commencing on the due date until the same is paid in full. In addition to the foregoing, during the period that any other Event of Default has occurred and shall be continuing, Borrower shall pay on demand, at the election of Bank, interest at the Default Rate or the maximum rate permitted by law, whichever is lower, on the outstanding principal amount of all the Obligations which are outstanding during such period from and after the date of any such demand.

    This Amended and Restated Revolving Note amends and restates, but does not satisfy, certain existing obligations of the Borrowers evidenced by the Master Promissory Note in the principal amount of $5,000,000 dated June 13, 1994, from Medar and AID to Bank (f/k/a NBD Bank, N.A.).

    Borrowers and each endorser or guarantor hereof waive demand, presentment, protest, diligence, notice of dishonor and any other formality in connection with this Note. Borrowers further agree to pay, in addition to the principal, interest and other sums due and payable hereon, all costs of collecting this Note, including reasonable attorneys' fees and expenses.

    This Note is made under, and shall be governed by and construed in accordance with, the laws of the State of Michigan applicable to contracts made and to be performed entirely within the State of Michigan and without giving effect to the choice of law principles of the State of Michigan.

                         MEDAR, INC.,
                         a Michigan corporation

                         By: _______________________________
                             Charles Drake
                             Its:  President


                         AUTOMATIC INSPECTION DEVICES, INC.,
                         an Ohio corporation

                         By: _______________________________
                             Charles Drake
                             Its:   President


                         INTEGRAL VISION, LTD.
                         an English corporation

                         By: _______________________________
                             Richard Current
                             Its:  Corporate Secretary

                                  EXHIBIT 3.2
                    REQUEST UNDER REVOLVING CREDIT AGREEMENT
                         (FLOATING, BASE OR EURODOLLAR)


       The undersigned, Medar, Inc., Automatic Inspection Devices, Inc. and Integral Vision, Ltd. (collectively, "Borrowers"), hereby certify as set forth below pursuant to the Revolving Credit and Loan Agreement, dated as of August 10, 1995, among the Borrowers and NBD Bank (such agreement, as amended, modified or supplemented from time to time, is referred to herein as the "Credit Agreement"). Reference is made to the Credit Agreement for definitions of capitalized terms not otherwise defined herein and for additional terms and conditions for Revolving Loans.

Check applicable number(s) and complete request as appropriate. All Floating Rate Loans are in U.S. Dollars. All Base Rate Loans and Eurodollar Rate Loans are in Pounds Sterling.

____   1.     NEW ADVANCE.  Borrowers hereby request a new Revolving Loan in the amount of ____________, with such terms as described in Section 3 below.

____   2.     CONVERSION OR EXTENSIONS.  Borrowers hereby request that the following Revolving Loans be converted or extended with such new terms as described in Section 3 below:

              a.     Type of Loan being converted or extended:_________________
              b.     Amount of such Loan:                     _________________
              c.     Due date of such Loan:                   _________________

       3.     TERMS.  Terms of new, extended or converted Loan, as applicable:

              a.     Type of Advance:__________________________________________
                                     (specify Floating, Base Rate or Eurodollar)

              b.     Loan Period Requested:____________________________________
                                     (Eurodollar - 1, 2 or 3 month only)

              c. Funding Date (same as former due date for conversion):____________________

       4. CERTIFICATION. Borrowers certify that: (a) representations and warranties in the Credit Agreement are true in all material respects as of the date hereof (both before and after giving effect to the making of the Loan requested herein); (b) the aggregate amount of all outstanding Revolving Loans and Loans to be outstanding upon the making of the Loan requested herein together with the face amount of all outstanding L/Cs and Guarantees Issued by NBD and will not exceed the current Activated Amount; and (c) no Default or Event of Default has occurred and is continuing as of the date hereof.

       5. TRANSFER REQUEST. Borrowers hereby request that, any new Loan be credited to Acct. No. _____________ of _____________ at NBD Bank.

       This Request Under Revolving Credit Agreement is executed and delivered to NBD by the undersigned authorized representative of the Borrowers on _____________, 199__.

____________________________            MEDAR, INC.
(Insert Company Name)
                                        By:_____________________________
By:_________________________
                                                  Its:_______________________
       Its:__________________

                                  EXHIBIT 3.5
                    REQUEST UNDER REVOLVING CREDIT AGREEMENT
                             (NEGOTIATED RATE LOAN)

       The undersigned, Medar, Inc., Automatic Inspection Devices, Inc. and Integral Vision, Ltd. (collectively, "Borrowers"), hereby certify as set forth below pursuant to the Revolving Credit and Loan Agreement, dated as of August 10, 1995, among the Borrowers and NBD Bank (such agreement, as amended, modified or supplemented from time to time, is referred to herein as the "Credit Agreement"). Reference is made to the Credit Agreement for definitions of capitalized terms not otherwise defined herein and for additional terms and conditions for Negotiated Rate Loans.

Check applicable number(s) and complete request as appropriate:

____   1.     RATE QUOTATION.  Borrowers hereby request a quotation for a
Negotiated Rate Loan in the amount of $________________, with such terms as described in Section 3 below.

       (This sentence to be completed and returned by NBD): NBD hereby offers to make such a Negotiated Rate Loan with such terms as described in Section 3 below and with an interest rate of _________ percent.

____   Borrowers' authorized representative to initial this sentence and return this Request to NBD to request a Negotiated Rate Loan on the terms set forth in this Section 1 and in Section 3 below. If Section 2 is also completed this will be treated as a request for a conversion, otherwise it will be deemed to be a request for a new Revolving Loan.

____   2.     CONVERSION OR EXTENSIONS.  Borrowers hereby request that the following Revolving Loan be converted or extended as a Negotiated Rate Loan with such new terms as described in Section 3 below:

              a.     Type of Loan being converted or extended:_________________
              b.     Amount of such Loan:                     $________________
              c.     Due date of such Loan:                   _________________

       3. TERMS. Terms of new, extended or converted Negotiated Rate Loan, as applicable:

              a.     Advance Period Requested:  ____________________________
                     (30, 60 or 90 days)

              b.     Funding Date (same as former due date for conversions):

       4. CERTIFICATION. Borrowers certify that: (a) representations and warranties in the Credit Agreement are true in all material respects as of the date hereof (both before and after giving effect to the making of the Loan requested herein); (b) the aggregate amount of all outstanding Revolving Loans and Loans to be outstanding upon the making of the Loan requested herein together with the face amount of all outstanding L/Cs and Guarantees Issued by NBD and will not exceed the current Activated Amount; and (c) no Default or Event of Default has occurred and is continuing as of the date hereof.

       5. TRANSFER REQUEST. Borrowers hereby request that, any new Loan be credited to Acct. No. _____________ of _____________ at NBD Bank.

       This Request Under Revolving Credit Agreement is executed and delivered to NBD by the undersigned authorized representative of the Borrowers on _____________, 199__.

                                        MEDAR, INC. (on behalf of itself and
                                        Automatic Inspection Devices, Inc. and
                                        Integral Vision , Ltd.)

                                        By:_____________________________

                                                    Its:________________________

                                                                     EXHIBIT 3.6

                      GUARANTEE AND POSTPONEMENT OF CLAIM



TO:  NBD BANK

       FOR VALUABLE CONSIDERATION, receipt whereof is hereby acknowledged, the undersigned MEDAR CANADA LTD., hereby guarantee(s) payment on demand to NBD BANK, a Michigan banking corporation (hereinafter called the "Bank") of all debts and liabilities, present or future, direct or indirect, absolute or contingent, matured or not, at any time owing by MEDAR, INC., AUTOMATIC INSPECTION DEVICES, INC. AND INTEGRAL VISION, LTD., or any one of them, whether joint, joint and several, or several (hereinafter collectively and individually referred to as the "Customer") to the Bank or remaining unpaid by the Customer to the Bank, heretofore or hereafter incurred or arising and whether incurred by or arising from agreement or dealings between the Bank and the Customer or by or from any agreement or dealings with any third party by which the Bank may be or become in any manner whatsoever a creditor of the Customer or however otherwise incurred or arising anywhere within or outside the country where this guarantee is executed and whether the Customer be bound alone or with another or others and whether as principal or surety (such debts and liabilities being hereinafter call the "Liabilities"); the liability of the undersigned hereunder is unlimited and includes interest from the date of demand for payment at the rate of the Bank's Prime Interest Rate.


       AND THE UNDERSIGNED HEREBY AGREE(S) WITH THE BANK AS FOLLOWS:

       (1) The Bank may grant time, renewals, extensions, indulgences, releases and discharges to, take securities (which word as used herein includes other guarantees) from giving credit or making loans or advances to, accept compositions from and otherwise deal with, the customer and others and with all securities as the Bank may see fit, and may apply all moneys at any time received from the Customer or others or from securities upon such part of the Liabilities as the Bank deems best and change any such application in whole or in part from time to time as the Bank may see fit, the whole without in any way limiting or lessening the liability of the undersigned under this guarantee, and no loss of or in respect of any securities received by the Bank from the customer or others, whether occasioned by the fault of the Bank or otherwise, shall in any way limit or lessen the liability of the undersigned under this guarantee.

       (2) This guarantee shall be a continuing guarantee and shall cover all the Liabilities, and it shall apply to and secure any ultimate balance due or remaining unpaid to the Bank.

       (3) The Bank shall not be bound to exhaust its recourse against the Customer or others or any securities it may at any time hold before being entitled to payment from the undersigned of the liabilities. The undersigned renounces to all benefits of discussion and division.

       (4) The undersigned may, by notice in writing delivered to the Manager of the branch or agency of the Bank receiving this instrument, determine its liability under this guarantee in respect of liabilities thereafter incurred or arising but not in respect of any liabilities theretofore incurred or arising even though not then matured, provided, however, that notwithstanding receipt of any such notice the Bank may fulfill any requirements of the customer based on agreements express or implied made prior to the receipt of such notice and any resulting liabilities shall be covered by this guarantee.

       (5) All indebtedness and liability, present and future, of the Customer to the undersigned are hereby assigned by the Bank and postponed to the Liabilities, and all moneys received by the undersigned in respect thereof shall be received in trust for the Bank and forthwith upon receipt shall be paid over to the Bank, the whole without in any way limiting or lessening the liability of the undersigned under the foregoing guarantee; and this assignment and postponement is independent of the said guarantee and shall remain in full effect notwithstanding that the liability of the undersigned under the said guarantee may be extinct. The term "Liabilities", as previously defined, for purposes of the postponement feature provided by this agreement, and this section in particular, includes any funds advanced or held at the disposal of the Customer under any line(s) of credit.

       (6) This guarantee and agreement shall not be affected by the death or loss or diminution of capacity of the undersigned or any of them or by any change in the name of the Customer or in the membership of the Customer's firm through the death or retirement of one or more partners or the introduction of one or more other partners of otherwise, or by the acquisition of the customer's business by a corporation, or by any change whatsoever in the objects, capital structure or constitution of the customer, or by the customer's business going amalgamated with a corporation, but shall notwithstanding the happening of any such event continue to apply to all the Liabilities whether theretofore or thereafter incurred or arising and in this instrument the word "Customer" shall include every such firm and corporation.

       (7) This guarantee shall not be considered as wholly or partially satisfied by the payment or liquidation at any time or times of any sum or sums of money for the time being due or remaining unpaid to the Bank, and all dividends, compositions, proceeds or security valued and payments received by the Bank from the customer or from others or from estates shall be regarded for all purposes as payments in gross with out any rights on the part of the undersigned to claim in reduction of the liability under this guarantee the benefit of any such dividends, compositions, proceeds or payments or any securities held by the Bank or proceeds thereof, and the undersigned shall have no right to be subrogated in any rights of the Bank until the Bank shall have received payment in full of the liabilities.

       (8) The undersigned hereby grants to the Bank the right to set off against any and all accounts, credits or balances maintained with the Bank or at any affiliate of the Bank, including without limitation at NBD Bank Canada, the aggregate amount of any and all Liabilities of the undersigned hereunder if and when the same shall become due and payable.

       (9) All moneys received by the Bank in respect of the Liabilities may be applied on such part or parts of the Liabilities as the Bank may see fit and the Bank shall at all times and from time to time have the right to change any appropriation of any moneys received by it and to re-apply the same on any other part or parts of the Liabilities as the Bank may see fit, notwithstanding any previous application by whomsoever made.

       (10) Without in any manner limiting the generality of the foregoing, the undersigned agrees that the Bank may, from time to time, consent to any action or non-action of the Customer which, in the absence of such consent, violates or may violate any agreement or agreements between the Customer and the Bank relating to any of the Liabilities, with or without consideration and on such terms and conditions as may be acceptable to the Bank, without in any manner affecting or impairing the liability of the undersigned hereunder.

       (11) The undersigned shall at all times and from time to time do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all and singular every such further act, deed, transfer, assignment, assurance, document and instrument as the Bank may reasonably require for the better accomplishing and effectuating of this guarantee and the provisions contained herein, and every officer of the Bank and each of them irrevocably appointed attorneys or attorney to execute in the name and on behalf of the undersigned any document or instrument for the said purpose.

       (12) All moneys, advances, renewals and credits in fact borrowed or obtained from the Bank shall be deemed to form part of the Liabilities, notwithstanding any lack or limitation of status or of power, incapacity or disability of the Customer or of the directors, partners or agents thereof, or that the Customer may not be a legal or suable entity, or any irregularity, defect or informality in the borrowing or obtaining of such moneys, advances, renewals or credits, the whole whether known to the Bank or not; and any sum which may not be recoverable from the undersigned on the footing of a guarantee shall be recoverable from the undersigned as sole or principal debtor in respect thereof and shall be paid to the Bank on demand with interest and accessories.

       (13) This guarantee is in addition to and not in substitution of any other guarantee, by whomsoever given, at any time held by the Bank, and any present or future obligation to the Bank incurred or arising otherwise than under a guarantee, of the undersigned or any of them or of any other obligant, whether bound with or apart from the Customer; excepting any guarantee surrendered for cancellation on delivery of this instrument.

       (14) The undersigned and each of them shall be bound by any account settled between the Bank and the Customer, and if no such account has been so settled immediately before demand for payment under this guarantee any account stated by the Bank shall be accepted by the undersigned as conclusive evidence of the amount which at the date of the account so stated is due by the Customer to the Bank or remains unpaid by the Customer to the Bank.

       (15) This guarantee shall continue to be effective or be reinstated (as the case may be) if at any time payment by the Customer or all or any part of the Liabilities of the Customer to the Bank is rescinded or must otherwise be returned by the Bank upon the insolvency, bankruptcy or reorganization of the Customer or otherwise, all as if such payment to the Bank had not been made.

       (16) This guarantee and agreement shall be operative and binding upon every signatory thereof notwithstanding the non-execution thereof by any other proposed signatory or signatories, and possession of this instrument by the Bank shall be conclusive evidence against the undersigned that this instrument was not delivered in escrow or pursuant to any agreement that it should not be effective until any conditions precedent or subsequent had been complied with, unless at the time of receipt of this instrument by the Bank each signatory thereof obtains from the Manager of the branch or agency of the Bank receiving this instrument a letter setting out the terms and conditions under which this instrument was delivered and the conditions, if any, to be observed before it becomes effective.

       (17)   a.     The undersigned agrees to make immediate payment to the
Bank of all Liabilities owing or payable to the Bank upon receipt of a demand for payment therefor by the Bank to the undersigned in writing. Each payment to be made by the undersigned in respect of the Liabilities shall be payable in the currency in which such Liabilities are denominated, and shall be made --

              (i)    without set-off or counterclaim; and

              (ii) free and clear of and without deduction or withholding for or on account of any present or future taxes unless the undersigned is compelled by law to make payment subject to such taxes.

              b. All taxes in respect of the Guaranty or any amounts payable or paid under this Guarantee shall be paid by the undersigned when due and in any event prior to the date on which penalties attach thereto. The undersigned will indemnify the Bank against and in respect of all such taxes.

                     Without limiting the generality of the foregoing, if any taxes or amounts in respect thereof must be deducted or withheld from any amounts payable or paid by the undersigned under this Guarantee, the undersigned shall pay such additional amounts as may be necessary to ensure that the Bank receives a net amount equal to the full amount which it would have received had payment not been made subject to such taxes. Within thirty
(30) days of each payment by the undersigned under this Guarantee of taxes or in respect of taxes, the undersigned shall deliver to the Bank satisfactory evidence (including originals, or certified copies, of all relevant receipts) that such taxes have been duly remitted to the appropriate authority or authorities.

       18. If for the purposes of obtaining judgment in any court in any jurisdiction with respect to this Guarantee, it becomes necessary to convert into the currency of such jurisdiction (herein called the "Judgment Currency") any amount due under this Guarantee in US currency, then conversion shall be made at the rate of exchange prevailing on the business day before the day on which judgment is given. For this purpose, "rate of exchange" means the rate at which the Bank would, on the relevant date, be prepared to sell a similar amount of US currency in Detroit, Michigan, against the Judgment Currency. In the event that there is a change in the rate of exchange prevailing between the business day before the day on which the judgment is given and the date of payment of the amount due, the undersigned will, on the date of payment, pay such additional amounts (if any) as may be necessary to ensure that the amount paid on such date is the amount in the Judgment Currency which then converted at the rate of exchange prevailing on the date of payment is the amount then due under this Guarantee in US currency.

       19. No suit based on this guarantee shall be instituted until demand for payment has been made, and demand for payment shall be deemed to have effectually made upon any guarantor if and when an envelope containing such demand, addressed to such guarantor at the address of such guarantor last known to the Bank, is posted, postage prepaid, in the post office, and in the event of the death of any guarantor demand for payment addressed to any of such guarantor's heirs, executors, administrators or legal representatives at the address of the addressee last known to the Bank and posted as aforesaid shall be deemed to have been effectually made upon all of them. Moreover, when demand for payment has been made, the undersigned shall also be liable to the Bank for all legal costs (on a solicitor and customer basis) incurred by or on behalf of the Bank resulting from any action instituted on the basis of this guarantee. all payments hereunder shall be made to the Bank at a branch or agency of the Bank.

       20. This instrument covers all agreements between the parties hereto relative to this guarantee and assignment and postponement, and none of the parties shall be bound by any representation or promise made by any person relative thereto which is not embodied herein.

       21. This guarantee and agreement shall extend to and enure to the benefit of the Bank and its successors and assigns, and every reference herein to the undersigned or to each of them or to any of them, is a reference to and shall be construed as including the undersigned and the heirs, executors, administrators, legal representatives, successors and assigns of the undersigned or of each of them or of any of them, as the case may be, to and upon all of whom this guarantee and agreement shall extend and be binding.

       22. Prime Interest Rate is the annual rate of interest announced from time to time by NBD BANK as a reference rate then in effect for determining interest rates on U.S. dollar commercial loans in the United States.

       23. This instrument shall be governed by the laws of the Province of Ontario and the undersigned agrees that any legal suit or action or other proceedings arising out of or relating to this agreement may be brought in the courts of such province, and the undersigned hereby irrevocably accepts and submits to the non-exclusive jurisdiction of such courts and agrees to be bound by any judgment thereof.


GIVEN UNDER SEAL THIS 10TH DAY OF AUGUST, 1995.


       SIGNED, SEALED AND DELIVERED
              in the presence of                         MEDAR CANADA LTD.

____________________________________       By:_________________________________
                                                  Charles Drake
                                                  Its:  President

                                  SCHEDULE 5.4
                                  SUBSIDIARIES

1.  AID - 100% owned by the Company.

2.  Integral - 100% owned by the Company.

3.  Medar Canada, Ltd. - 100% owned by the Company.

                                  SCHEDULE 5.5
                                   LITIGATION



         Square D Company v Medar, Inc. This matter involves litigation against the Company in courts in Delaware and Michigan alleging patent infringement. This matter has been settled, however, final documentation is still being negotiated.

         Potential Liability to Toyoda Machinery. On September 2, 1988, the assets of Medar's subsidiary, Industrial Development Systems, Inc., were sold to Toyoda Machinery, USA, Inc. As a part of that transaction, and pursuant to an Indemnity Agreement which was executed between Toyoda and Medar, Medar is responsible for the clean up of environmental damage existing on the former IDS real estate up to the sum of $100,000. It has been determined that there had been a previous discharge of solvents into the ground on the property. Subsequent events and documentation resulting from testing and environmental audit indicate that there is good likelihood that there is a problem of pollution. Toyoda and its consultants are working with the Michigan Department of Natural Resources to develop an acceptable plan for remediation. Medar has reimbursed Toyoda at the maximum amount required, $100,000. The property has been added to the "Act 307 List", a listing of environmental contamination sites in Michigan. Toyoda Machinery, USA, Inc. has notified prior owners of the property of their potential liability for contribution toward clean up costs; however, Medar has a contractual right to recover the first $100,000 in contribution from these prior owners. Toyoda has also now taken the position that Medar is not entitled to the benefits of the indemnification but have given no legal basis for this position. On April 29, 1992, Medar entered into an agreement with Maxco, Inc., the company from whom the property was acquired, whereby Maxco, Inc. agreed to assume responsibility for all legal and expert witness costs incurred in connection with the alleged contamination of the property, on behalf of itself and Medar. Maxco further agreed not to hold Medar liable for any amounts for which Maxco may be found to be liable because of the contamination, while Medar agreed not to seek or accept reimbursement from Maxco for the $100,000 which Medar has been required to pay to Toyoda. In our detailed review of the matter, we are of the opinion that the damage done to the ground was probably done before Medar had any involvement of the property. If this can be proved, Medar should not have any additional liability for the damage.

         Potential liability to CDA Associates, Inc.


         This matter involves a claim for payment arising from a license agreement between Medar and CDA Associates, Inc. ("CDA") CDA manufactures and sells certain lines of disc analyzers, and granted a license to Medar to sell CDA's products. By letter dated April 25, 1995, CDA claims $301,631.61 is due and owing for its products sold to Medar and its subsidiary, Automatic Inspection Devices, Inc. ("AID"). Medar and AID claim offsets, credits, and monies owed by CDA of over approximately $496,000.00, arising from defective products, unfilled orders, late deliveries, unpaid commissions, and the failure
of CDA to honor servicing and upgrading of equipment.   To date, no litigation
has been started, and Medar and AID have, and intend to vigorously defend the claim of CDA. Both sides have been responding to the respective claims by letter and it is anticipated that the matter will be resolved short of litigation.

                                  SCHEDULE 5.6
                              FINANCIAL STATEMENTS

Audited Annual Financial Statements for the year ending December 31, 1994.

Quarterly Financial Statements for the quarter ending June 30, 1995 and the periods then ending.

                                 SCHEDULE 5.13
                             ENVIRONMENTAL MATTERS



             Howell, Michigan - Former IDS Property.

                   See "Potential Liability to Toyoda Machinery" on Schedule 5.5

                                SCHEDULE 6.2 (C)
                             EXISTING INDEBTEDNESS

Up to $300,000 due annually for the next 10 years to Square D Company, pursuant to proposed settlement referenced in Schedule 5.5.

                               SCHEDULE 6.2(d)

                                EXISTING LIENS




                                     None